UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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O’Charley’s Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CORPORATE GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
FORFEITED/UNEARNED COMPENSATION — 2008 O’CHARLEY’S INC. NAMED EXECUTIVE OFFICERS
PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED CHARTER TO PROVIDE FOR MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS
The board of directors recommends that you vote FOR the proposal to amend the company’s Restated Charter to provide for majority voting in uncontested elections of directors
PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE CHUX OWNERSHIP PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4: RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009
CERTAIN TRANSACTIONS
PROPOSALS OF SHAREHOLDERS
PROXY SOLICITATION COSTS
DELIVERY OF SHAREHOLDER DOCUMENTS
ARTICLES OF AMENDMENT TO THE RESTATED CHARTER OF O’CHARLEY’S INC
O’CHARLEY’S INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
Dear Shareholder:
     It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O’Charley’s Inc. to be held at 9:00 a.m., local time, on Wednesday, May 13, 2009, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee.
     At the meeting, shareholders will be asked to (i) elect Arnaud Ajdler, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., Robert J. Walker and Shirley A. Zeitlin to the company’s board of directors; (ii) approve an amendment to the company’s Restated Charter to provide for majority voting for the election of directors; (iii) approve an amendment to the CHUX Ownership Plan to increase the number of shares of common stock authorized for issuance thereunder; (iv) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009; and (v) transact such other business as may properly come before the annual meeting. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to ask questions of management on matters that affect the interests of all shareholders.
     We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope or follow the instructions on the enclosed proxy card for voting by telephone or the Internet. Your vote is important.
     I look forward to seeing you on Wednesday, May 13.

Sincerely,

Lawrence E. Hyatt
Interim President & CEO, Chief Financial Officer & Treasurer

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     As a shareholder of O’Charley’s Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Wednesday, May 13, 2009, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:
1.	To elect Arnaud Ajdler, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., Robert J. Walker and Shirley A. Zeitlin as directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To approve an amendment to the company’s Restated Charter to provide for majority voting for the election of directors;

3.	To approve an amendment to the CHUX Ownership Plan to increase the number of shares of common stock authorized for issuance thereunder;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009; and

5.	To transact such other business as may properly come before the annual meeting.
     Shareholders of record at the close of business on March 20, 2009 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.
     You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided, or by casting your vote by telephone or the Internet as described on the enclosed proxy card. Sending in a signed proxy, or voting telephonically or by the Internet, will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, OR VOTE TELEPHONICALLY OR BY THE INTERNET.

By the Order of the Board of Directors
/s/ Colin M. Daly
Colin M. Daly, Esq., Secretary

Nashville, Tennessee
April 8, 2009

O’CHARLEY’S INC.
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

PROXY STATEMENT

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 13, 2009: This Notice of Annual Meeting and Proxy Statement and the 2008 Annual Report are available on our website at http://phx.corporate-ir.net/phoenix.zhtml?c=82565&p=irol-proxy.
     The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 13, 2009, and at any adjournment or postponement thereof. The purposes of the annual meeting are to vote on a proposal to elect Arnaud Ajdler, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., Robert J. Walker and Shirley A. Zeitlin to the company’s board of directors, to approve an amendment to the company’s Restated Charter to provide for majority voting for the election of directors, to approve an amendment to the CHUX Ownership Plan to increase the number of shares of common stock authorized for issuance thereunder, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009 and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 8, 2009.
     Shareholders of record at the close of business on the record date, March 20, 2009, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.
     The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 21,278,658 shares of the company’s common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be counted as present for purposes of determining a quorum on all matters.
     Shares of common stock represented by a proxy properly submitted at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy or by voting telephonically or by the Internet. If a proxy is submitted without specifying choices, the shares will be voted as recommended by the company’s board of directors. A shareholder who submits a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly submitting a proxy bearing a later date.
     The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors in Proposal 1. The affirmative vote of a majority of votes cast is required to approve Proposals 2 (regarding adoption of an amendment to the Company’s Restated Charter to implement majority voting for director elections) and 4 (regarding ratification of the company’s auditor) discussed in this proxy statement. Proposal 3 (regarding approval of an amendment to the CHUX Ownership Plan) will be approved if a majority of the shares present, in person or by proxy, and entitled to vote are voted in favor of the proposal. Abstentions and broker non-votes will not be counted as votes for or against any director nominee or any other matter considered at the annual meeting. However, while abstentions and broker non-votes are included in the number of shares present or reported at the meeting, broker non-votes are not considered entitled to vote. Accordingly, for purposes of Proposal 3, broker non-votes have the effect of reducing the number of affirmative votes required to achieve a majority of the shares present and entitled to vote for such matter by reducing the total number of shares from which such majority is calculated. Abstentions will have the same effect as a vote cast against Proposal 3. The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. The following information is as of March 20, 2009 and is based upon information set forth in Schedules 13D and 13G filed by such persons with the Securities and Exchange Commission.

	Amount and
	Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class
Crescendo Partners	2,857,335	(1)	13.4%
10 East 53rd Street, 35th Floor New York, New York 10022

Barclays Global Investors, NA	2,227,379	(2)	10.5%
10 East 53rd Street, 35th Floor New York, New York 10022

BlackRock, Inc.	1,936,952	(3)	9.1%
40 East 52nd Street New York, New York 10022

Dimensional Fund Advisors LP	1,843,166	(4)	8.7%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

(1)	This information is as of February 27, 2009 and is based solely on a Schedule 13D/A filed jointly by Crescendo Partners II, L.P., Series Z, Crescendo Investments II, LLC, Crescendo Partners III, L.P., Crescendo Investments III, LLC and Eric Rosenfeld on January 6, 2009 and a Form 4 filed jointly by Crescendo Partners II, L.P., Series Z, Crescendo Investments II, LLC, Crescendo Partners III, L.P., Crescendo Investments III, LLC and Eric Rosenfeld on February 27, 2009. As reported in such filings, Eric Rosenfeld has sole voting power and sole dispositive power with respect to 2,857,335 shares. This amount includes shares held by Crescendo Partners II, L.P., Series Z, which has sole voting power and sole dispositive power with respect to 2,720,861 shares, shares held by Crescendo Investments II, LLC, which has sole voting power and sole dispositive power with respect to 2,720,861 shares, shares held by Crescendo Partners III, L.P., which has sole voting power and sole dispositive power with respect to 136,474 shares, and shares held by Crescendo Investments III, LLC, which has sole voting power and sole dispositive power with respect to 136,474 shares. Mr. Rosenfeld is the managing member of Crescendo Investments II, LLC and Crescendo Investments III, LLC, which are the general partners of Crescendo Partners II, L.P., Series Z, and Crescendo Partners III, L.P., respectively.

(2)	This information is as of December 31, 2008 and is based solely on a Schedule 13G filed by Barclays Global Investors, NA on February 5, 2009. As reported in such filing, Barclays Global Investors, NA, has sole voting power with respect to 1,170,064 shares and sole dispositive power with respect to 1,333,822 shares, Barclays Global Fund Advisors has sole voting power with respect to 636,503 shares and sole dispositive power with respect to 880,066 shares and Barclays Global Investors, Ltd has sole dispositive power with respect to 13,491 shares.

(3)	This information is as of December 31, 2008 and is based solely on a Schedule 13G/A filed by BlackRock, Inc. on February 10, 2009. As reported in such filing, BlackRock, Inc. has shared voting power and shared dispositive power with respect to 1,936,952 shares. This amount includes shares held by Master Value Opportunities Trust which has shared voting power and shared dispositive power with respect to 1,489,400 shares. This amount also includes shares held by BlackRock Advisors LLC, BlackRock Asset Management U.K. Limited, BlackRock Investment Management LLC and BlackRock (Channel Islands) Ltd, subsidiaries of BlackRock, Inc.

(4)	This information is as of December 31, 2008 and is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 9, 2009. As reported in such filing, Dimensional Fund Advisors LP has sole voting power and sole dispositive power with respect to 1,843,166 shares.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The company’s board of directors has approved a set of Corporate Governance Guidelines recommended by the company’s nominating and corporate governance committee. These guidelines address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The board of directors believes such guidelines to be appropriate for the company in its effort to maintain “best practices” as to corporate governance. You may access a copy of the company’s Corporate Governance Guidelines on the “Investor Relations” section of the company’s website at www.ocharleysinc.com.
Director Independence
     The board has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market, LLC (“Nasdaq”):

Arnaud Ajdler	Gregory Monahan	H. Steve Tidwell
William F. Andrews	Dale W. Polley	Robert J. Walker
Douglas Benham	Richard Reiss, Jr.	Shirley A. Zeitlin
Philip J. Hickey, Jr.	G. Nicholas Spiva
     During 2008, the independent directors met in executive session at which only independent directors were present following each of the regular quarterly meetings of the board. In 2006, the board of directors approved the creation of a lead independent director whose responsibilities include reviewing the agenda for each board of directors meeting with the chair of the board of directors, preparing the agenda for executive sessions of the board of directors and monitoring meetings to maximize their productivity and efficiency. Pursuant to the Second Settlement Agreement by and among O’Charley’s and Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC, Crescendo Investments III, LLC (collectively, “Crescendo Partners”), upon the later of the date of the company’s 2009 annual meeting of shareholders or the date of election of a new chief executive officer of the company, the executive committee of the board of directors will recommend for approval by the board of directors a director to serve as the non-executive chairman of the board. Upon the appointment of a non-executive chairman of the board, the position of lead independent director will cease to exist. Until that time, Mr. Reiss, the chair of the compensation and human resources committee, will serve as the lead independent director.
Director Candidates
     The company’s Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the company’s board of directors. The company’s board of directors has created a nominating and corporate governance committee whose responsibilities include assisting the board of directors in identifying qualified individuals to become board members, determining the composition of the board of directors and its committees, monitoring a process to assess board effectiveness and developing and implementing the company’s Corporate Governance Guidelines. The responsibility of the nominating and corporate governance committee is to recommend nominees who would be the most effective, in conjunction with the other members of the board, in collectively serving the long-term interests of the shareholders. The nominating and corporate governance committee has not adopted any specific minimum qualifications that must be met by a nominee or any specific qualities or skills that are necessary for one or more of the directors to possess. Rather, the nominating and corporate governance committee may consider all factors it considers appropriate in its assessment of candidates for board membership, which may include:
•	ensuring that the board of directors, as a whole, consists of individuals with various and relevant career experience, relevant technical skills, business knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission), and local and community ties;

•	individual qualifications, including strength of character, mature judgment, time availability, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and

•	the extent to which the candidate would fill a need on the board of directors.

     Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board of directors for an extended period of time.
Process for Identifying Candidates
     The nominating and corporate governance committee has no specifically defined process for identifying and evaluating nominees, but seeks to identify potential candidates for membership on the company’s board of directors through conversations with members of the board of directors, senior management and other constituencies. The nominating and corporate governance committee is also responsible for reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the board of directors as nominees for re-election. Director nominees Arnaud Ajdler, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., Robert J. Walker and Shirley A. Zeitlin are incumbent directors standing for re-election. Following assessment of the candidates’ qualifications and suitability, the nominating and corporate governance committee recommended each of the nominees to the board of directors to be presented for shareholder approval at the annual meeting. Messrs. Ajdler, Hickey and Monahan were nominated pursuant to the Second Settlement Agreement, as described below under Proposal 1: Election of Directors.
     The nominating and corporate governance committee also considers nominees proposed by the company’s shareholders in accordance with the provisions contained in the company’s bylaws. Nominations made by shareholders must be made by written notice setting forth the information required by the company’s bylaws received by the secretary of the company at least 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting for an election of directors at an annual meeting, or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders for an election of directors at a special meeting. Shareholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.
Code of Conduct and Business Ethics Policy
     The company has a Code of Conduct and Business Ethics Policy (the “code of conduct”) that applies to all of the company’s employees, officers and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with the Securities and Exchange Commission and other public communications by the company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code of conduct; and accountability for adherence to the code of conduct.
     Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the company is required to disclose whether it has adopted a code of ethics that applies to the company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The company’s chief executive officer and senior financial officers are bound by the company’s code of conduct, which contains provisions consistent with the Securities and Exchange Commission’s description of a code of ethics. Each of these officers are required to read and certify that he or she has read, understands and has complied with the code of conduct. The company’s chief compliance officer reports quarterly to the audit committee as to whether there were any violations of or waivers granted under the code of conduct in respect of any of these officers.
     A current version of the company’s code of conduct can be obtained from the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and Nasdaq. Any such disclosure will be made in the “Investor Relations” section of the company’s website at www.ocharleysinc.com.
Communications with Members of the Board
     The company’s board of directors has established procedures for the company’s shareholders to communicate with members of the board of directors. Shareholders may communicate with any of the company’s directors by writing to them c/o O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Shareholders may also communicate with our directors by sending an email to boardofdirectors@ocharleys.com. Shareholders may communicate with the chair of any board committee by sending an email to auditchair@ocharleys.com (audit committee), nomgovchair@ocharleys.com (nominating and corporate governance committee) or compchair@ocharleys.com (compensation and human resources committee), or with our independent directors as a group by sending an email to outsidedirectors@ocharleys.com.

Board Member Attendance at Annual Meeting
     Pursuant to the company’s Corporate Governance Guidelines, each member of the board of directors should seek to attend the annual meeting of shareholders. All of the company’s incumbent directors (aside from Mr. Hickey, who was appointed as director in January 2009) attended the 2008 annual meeting of shareholders.
Director Stock Ownership Policy
     The company’s board of directors has adopted a policy that each director who has served on the board of directors for three years or more should own at least 12,750 shares of the company’s common stock. Under the terms of the policy, the board may from time to time evaluate whether exceptions should be made based on the personal circumstances of any director.
Director Education Policy
     The company’s board of directors has established a policy regarding continuing education for members of the board of directors. Under the terms of the policy, directors are required to participate in at least eight hours of continuing education programs every two years. Directors are reimbursed up to $2,500 for each program attended plus expenses.
PROPOSAL 1: ELECTION OF DIRECTORS
     At the 2008 annual meeting of shareholders, shareholders approved an amendment to the company’s Restated Charter to eliminate the classified structure of the board of directors and to allow for the annual election of directors. The amendment to the Restated Charter provided that incumbent directors would continue to serve for their elected terms. Class III directors, who were elected for three-year terms at the 2005 annual meeting of shareholders, stood for election at the 2008 annual meeting of shareholders for one-year terms; Class I directors, who were elected for three-year terms at the 2006 annual meeting of shareholders, will stand for election at the 2009 annual meeting of shareholders for one-year terms and Class II directors will stand for election at the 2010 annual meeting of shareholders for one-year terms, with each such director elected for one-year terms at each successive annual meeting. Thus, beginning with the annual meeting of shareholders in 2010, all directors will be elected annually to one-year terms. Any director appointed to fill a vacancy on the board of directors that has resulted from the departure of a director will serve for the elected term of the departed director, subject to the requirement of the Tennessee Business Corporation Act that any director so appointed must, in order to serve the balance of the departed director’s term, stand for election at the next annual meeting of shareholders following the director’s appointment.
     On March 12, 2008, the company entered into a Settlement Agreement (the “Settlement Agreement”) with Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z, Crescendo Partners III, L.P., Crescendo Investments II, LLC and Crescendo Investments III, LLC (collectively, “Crescendo Partners”), the company’s largest shareholder, pursuant to which Arnaud Ajdler, Gregory Monahan and Douglas Benham were appointed to the board of directors. On December 22, 2008, the company entered into a Second Settlement Agreement with Crescendo Partners (the “Second Settlement Agreement”) pursuant to which the board of directors expanded the size of the board and appointed Philip J. Hickey, Jr. to fill the resulting vacancy. Under the terms of the Second Settlement, one incumbent director of the Company was required to resign or not stand for re-election at the 2009 annual meeting of shareholders. In connection with this provision G. Nicholas Spiva is not standing for re-election at the 2009 annual meeting of shareholders. Following the 2009 annual meeting of shareholders, the board of directors will have 10 members, pending the hiring of a permanent chief executive officer to replace Mr. Burns, which such individual the board may choose to add to its membership.
     Dale W. Polley, Richard Reiss, Jr., and Shirley A. Zeitlin were each elected as a director of the company by the shareholders at the 2008 annual meeting. Robert J. Walker is currently a Class I director of the company and was elected as a director of the company by the shareholders at the 2006 annual meeting. Messrs. Ajdler and Monahan are currently Class I directors appointed to the company’s board of directors in March 2008. Mr. Hickey is currently a directly appointed to the company’s board of directors in January 2009.
     Gregory L. Burns is currently a Class I director of the company, but in connection with Mr. Burns’ retirement as the company’s President and Chief Executive Officer, Mr. Burns will not stand for re-election at the 2009 annual meeting of shareholders. William F. Andrews and H. Steve Tidwell are currently Class II directors elected as directors of the company by the shareholders at the 2007 annual meeting, whose terms expire at the 2010 annual meeting. Mr. Benham is also currently a Class II director whose term will expire at the 2010 annual meeting, appointed to the company’s board of directors in March 2008.
     Upon the recommendation of the nominating and corporate governance committee, the board of directors has nominated Messrs. Ajdler, Monahan, Polley, Reiss and Walker, and Ms. Zeitlin, for re-election, and Mr. Hickey for election, at the 2009 annual meeting of shareholders, each to serve for a one-year term until the 2010 annual meeting of shareholders and his or her successor is elected and qualified.
     We expect each of the nominees to serve if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.
     The board of directors recommends that you vote FOR each of the director nominees.
     The following table contains, as of March 20, 2009, certain information concerning: (i) the current directors of the company, including the nominees; (ii) our named executive officers, as set forth below under Compensation Discussion and Analysis; and (iii) the current directors and executive officers as a group.

				Shares of
				Common Stock
				Beneficially
				Owned on
		Director		March 20,	Percent
Name	Age	Since	Position	2009(1)	of Class
Lawrence E. Hyatt	54	—	Interim President and Chief Executive Officer, Chief Financial Officer and Treasurer	86,446	*
Jeffrey D. Warne	48	—	Concept President -- O'Charley's	79,484	1.1%
John R. Grady	56	—	Concept President -- Ninety Nine Restaurants	68,629	*
Lawrence D. Taylor	51	—	Chief Supply Chain Officer	33,049	*
Arnaud Ajdler(2)	33	2008	Director	19,265	*
William F. Andrews(3)	77	2004	Director	27,686	*
Douglas Benham(4)	52	2008	Director	51,365	*
Philip J. Hickey, Jr.(3)		2009	Director	74,411	*
Gregory Monahan(4)(5)	35	2008	Director	10,015	*
Dale W. Polley(3)(4)(5)	59	2001	Director	47,811	*
Richard Reiss, Jr.(2)(4)	65	1983	Director	134,311	*
G. Nicholas Spiva(2)(5)	57	1985	Director	67,961	*
H. Steve Tidwell(2)	66	1988	Director	95,361	*
Robert J. Walker(4)(5)	68	2000	Director	74,811	*
Shirley A. Zeitlin(2)(5)	74	1996	Director	56,561	*
Gregory L. Burns	54	1990	Director, Former Chairman of the Board, President and Chief Executive Officer	449,971	2.1%
All current directors and executive officers as a group (20 persons)				1,476,636	6.9%

*	less than one percent

(1)	Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: Gregory L. Burns — 99,960 shares; John R. Grady — 24,000 shares; Dale W. Polley — 16,250 shares; Richard Reiss, Jr. — 19,250 shares; G. Nicholas Spiva — 19,250 shares; H. Steve Tidwell — 19,250 shares; Robert J. Walker — 24,750 shares; Shirley A. Zeitlin — 19,250 shares; and all current directors and executive officers as a group (20 persons) — 262,720 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Member of the compensation and human resources committee.

(3)	Member of the audit committee.

(4)	Member of the executive committee.

(5)	Member of the nominating and corporate governance committee.

     The following is a brief summary of the business experience of each of the directors of the company, including the nominees.
     Arnaud Ajdler has been a managing director of Crescendo Partners since December 2005. Since March 2008, Mr. Ajdler has served as a director of Mothers Work, Inc., a designer and retailer of maternity apparel. Since its inception in June 2006, Mr. Ajdler has served as a member of the board of directors and the secretary of Rhapsody Acquisition Corp., an OTC Bulletin Board-listed blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006 Mr. Ajdler also served as the chief financial officer, a director and the secretary of Arpeggio Acquisition Corporation. Arpeggio completed its business combination with Hill International, Inc. in June 2006 and since such time Mr. Ajdler has served as a director of the surviving company. Mr. Ajdler also serves as a director and member of the audit committee of Charming Shoppes, Inc, a multi-brand specialty apparel retailer.
     William F. Andrews has served as chairman of the executive committee of Corrections Corporation of America, an owner and operator of privatized correctional and detention facilities, since July 2008, after having served as its chairman of the board since August 2000. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing since 1995. He is currently the chairman of the board of directors of Katy Industries, Inc., a manufacturer and distributor of consumer and commercial products. Mr. Andrews also currently serves as a director of Black Box Corporation, a publicly-traded provider of information technology infrastructure solutions, and Trex Company, Inc., a publicly-traded producer of decking and railing products.
     Douglas Benham is the president and chief executive officer of DNB Advisors, LLC, a restaurant industry consulting firm. Mr. Benham served as president and chief executive officer of Arby’s Restaurant Group, a quick service restaurant company, from January 2004 until April 2006. From August 2003 until January 2004, Mr. Benham was president and chief executive officer of DNB Advisors, LLC. From January 1989 until August 2003, Mr. Benham served on the board of directors, as well as chief financial officer, of RTM Restaurant Group, Inc., an Arby’s franchisee.
     Gregory L. Burns served as Chairman of the Board and President and Chief Executive Officer from February 1994 to February 2009. On February 12, 2009, Mr. Burns retired from his position as Chairman of the Board and President and Chief Executive Officer. Mr. Burns served as President from September 1996 to May 1999 and from May 1993 to February 1994, as Chief Financial Officer from October 1983 to September 1996, and as Executive Vice President and Secretary from October 1983 to May 1993. Mr. Burns is a director of Pinnacle Financial Partners, a bank holding company.
     Philip J. Hickey, Jr. has served as the chief executive officer of Park Row Ventures, an investment and consulting firm, since October 2007. Prior to October 2007, Mr. Hickey served as the chairman of the board of directors of RARE Hospitality International, Inc., a restaurant company, from January 2001 and its chief executive officer from July 1998.
     Gregory Monahan has been a managing director of Crescendo Partners since December 2008, after serving as a senior vice president (from December 2007 to December 2008), vice president (from December 2005 to December 2007) and an investment analyst (from May 2005 to December 2005) of Crescendo Partners. Mr. Monahan founded Bind Network Solutions in March 1998 and served with that company until November 2002. Mr. Monahan also previously worked as assistant to the chairman of the board and board observer of Computer Horizons Corp. Mr. Monahan also currently serves as a director of Cott Corporation, a non-alcoholic beverage retailer.
     Dale W. Polley is currently retired. Mr. Polley was a founder in February 2000 of Pinnacle Financial Partners, a bank holding company, and serves as a member of its board of directors. Mr. Polley also serves on the board of directors of Healthstream, Inc., a provider of healthcare education products and services. Mr. Polley served as a director for the Federal Reserve Bank of Atlanta, Nashville Branch from January 1995 to December 2001. Mr. Polley served as president and vice chairman of First American Corporation, a bank holding company, from 1991 to 2000.
     Richard Reiss, Jr. is the chairman of Georgica Advisors, LLC, a private investment management firm. Mr. Reiss is also a director of The Lazard Funds, Inc.
     G. Nicholas Spiva has served as president of Spiva-Hill Investments, a commercial real estate development company, since 1975. Mr. Spiva was an owner of the original O’Charley’s restaurant prior to its acquisition by the company.
     H. Steve Tidwell has served as chairman of SPFS, Inc., which operates 21 unaffiliated restaurants in five southern states, since January 2000 and served as president of SPFS, Inc. from February 1991 to January 2000. From January 1987 to February 1991,

Mr. Tidwell served as secretary and treasurer of SPFS, Inc. Mr. Tidwell served as vice president of real estate and construction at Shoney’s, Inc. from December 1978 to January 1987.
     Robert J. Walker, an attorney for over 31 years, has been a partner in Walker, Tipps & Malone, a law firm, since January 2000.
     Shirley A. Zeitlin serves as chief executive officer of Zeitlin & Co. Realtors, a real estate brokerage firm. Ms. Zeitlin has served as president and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. Ms. Zeitlin serves as a director of numerous civic and charitable organizations.
     The board of directors held ten meetings during the fiscal year ended December 28, 2008. Each of the incumbent directors then in office attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served during the fiscal year ended December 28, 2008.
Board Committees
     The board of directors has standing executive, audit, compensation and human resources and nominating and corporate governance committees. The membership and functions of the committees are as follows:
     Executive Committee — This committee exercises all the powers of the board of directors between scheduled meetings of the board of directors, subject to certain limitations of Tennessee law. Members of the executive committee are Messrs. Benham, Monahan, Polley, Reiss and Walker. The executive committee held six meetings during 2008.
     Audit Committee — The company has a separately-designated standing audit committee established in accordance with applicable rules of the Securities Exchange Act of 1934. Members of the audit committee are Messrs. Andrews, Polley and Hickey, each of whom is “independent,” as defined by the applicable rules of the Securities and Exchange Commission and Nasdaq listing standards. The audit committee operates pursuant to the terms of a written Audit Committee Charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. The Audit Committee Charter requires that the audit committee have at least one member who has accounting or related financial management experience or background sufficient to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The board of directors has determined that Dale W. Polley is an “audit committee financial expert.”
     The audit committee ensures that the financial affairs of the company are subject to proper, effective and continuing independent audits and control procedures. The audit committee also approves the selection, evaluation and compensation of the company’s independent auditor, confers independently with the company’s independent auditor, serves as a liaison between the board of directors and the company’s independent auditor, and reviews various corporate policies, including those relating to accounting and internal control matters.
     Pursuant to the Audit Committee Charter, company management, internal auditors, the independent auditor, outside counsel and other consultants or advisors may attend each meeting or portions thereof as required by the audit committee. The audit committee held seven meetings in 2008.
     Compensation and Human Resources Committee — This committee evaluates the performance of the company’s officers, reviews and approves compensation for officers, establishes bonuses for the company’s management, administers the company’s stock incentive plans and reviews significant human resources processes for the company to ensure the overall personnel needs of the company are being met. The compensation and human resources committee operates pursuant to the terms of a written Compensation and Human Resources Committee Charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. Members of the compensation and human resources committee are Messrs. Ajdler, Reiss, Spiva and Tidwell and Ms. Zeitlin, each of whom is independent as defined by Nasdaq listing standards. The compensation and human resources committee held six meetings during 2008.
     Nominating and Corporate Governance Committee — This committee assists the board of directors in identifying qualified individuals to become board members, in determining the composition of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the company’s corporate governance guidelines. The nominating and corporate governance committee is also responsible for developing and recommending to the board of directors a self-evaluation process for the board and its committees and overseeing the self-evaluation process. The nominating and corporate governance committee operates pursuant to the terms of a written Nominating and Corporate Governance Committee Charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the Company’s website at www.ocharleysinc.com. Members of the nominating and corporate governance committee are Messrs. Monahan, Polley, Spiva and Walker, and Ms. Zeitlin, each of whom is independent as defined by Nasdaq listing standards. The nominating and corporate governance committee held seven meetings during 2008.
     2008 Director Compensation
     The table below represents the compensation earned by each non-employee director during fiscal 2008.

					Change in
	Fees				Pension
	Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)(1)	(d)	(e)	(f)	(g)(2)	(h)

William F. Andrews	55,500	66,641	—	—	—	1,699	123,840
Arnaud Ajdler	46,650	26,100	—	—	—	1,596	74,346
Douglas Benham	51,150	26,100	—	—	—	1,596	78,846
Gregory Monahan	60,892	26,100	—	—	—	1,596	88,588
Dale W. Polley	84,500	66,641	—	—	—	3,699	154,840
Richard Reiss, Jr.	75,000	66,641	—	—	—	3,699	145,340
G. Nicholas Spiva	67,000	66,641	—	—	—	1,699	135,340
John E. Stokely	12,000	97,783	—	—	—	393	110,176
H. Steve Tidwell	56,000	66,639	—	—	—	1,699	124,338
Robert J. Walker	72,500	66,641	—	—	—	1,699	140,840
Shirley A. Zeitlin	64,500	66,641	—	—	—	1,699	132,840

(1)	The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 28, 2008, in accordance with FAS 123R for restricted stock and thus may include amounts from awards granted prior to 2008. Upon their election to the board of directors, each of Messrs. Ajdler, Benham and Monahan received a restricted stock award with a grant date fair value of $100,000. The grant date fair value of the stock award to each other non-employee directors in fiscal 2008 was $80,000.

(2)	The amounts in column (g) reflect dividends paid in fiscal 2008 on unvested restricted stock awards. The amount shown in column (g) for each of Dale Polley and Richard Reiss, Jr., also includes a $2,000 matching charitable contribution made by the company during 2008 pursuant to the company’s non-employee director compensation policy, as described below.

a. Each non-employee director is eligible for an O’Charley’s Inc. donation match to their charity of choice.

b. The match is based on the non-employee directors’ personal donations and not those made by business affiliations.

c. The match is capped at $2,000 per year, per non-employee director and may be divided between two separate charities at $1,000 each or $2,000 per charity at any time during the fiscal year
     During 2008, non-employee directors received an annual retainer of $25,000 payable in cash in quarterly installments, a fee of $3,000 for each board of directors meeting attended in person (other than executive committee meetings), a fee of $3,000 for each committee meeting attended in person (other than executive committee meetings), and a fee of $1,000 for each board of directors meeting and $500 for each committee meeting in which the director participated by telephone (other than executive committee meetings), and were reimbursed for travel expenses associated with serving as a director. In addition, each non-employee member of the executive committee was paid a fee of $3,000 per quarter. Directors who served as chairs of each of the audit committee, compensation and human resources committee and nominating and corporate governance committee received an annual fee of $6,000 payable in cash in quarterly installments. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 2008 fiscal year was $645,692. The company also matches charitable contributions by its non-employee directors up to an aggregate of $2,000 annually for each non-employee director.
     Each non-employee director receives a grant of restricted stock valued at $100,000 on the date of his or her initial election or appointment to the board of directors. These shares vest in three equal, annual installments beginning on the first anniversary date of the grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who continues as a director following such meeting and who has served as a director for at least 11 months prior to such meeting has historically received a grant of restricted stock valued at $80,000 based on the closing price of the Company’s common stock on the date of grant. However, due to the significant decline in the company’s share price, the compensation and human resources committee proposed an amendment to director compensation which the board subsequently adopted such that for 2009, the company will grant each non-employee director the number of shares of restricted stock equal to $40,000 based on the closing price of the company’s common stock on the date of grant. The shares will vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant. The remaining $40,000 will be paid in cash and each non-employee director will be required to purchase shares of the company’s common stock on the open market valued at an aggregate of $24,000, or 60% of this cash amount.
     The board of directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the company’s shareholders and the financial abilities of the company.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.
     Based solely on its review of the copies of such forms received by it, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 28, 2008, except that each of Messrs. Burns, Hyatt, Taylor and Warne, Anthony J. Halligan and R. Jeffrey Williams filed a Form 4 reporting the disposition of shares to cover the tax liability associated with the vesting of a restricted stock grant that was not reported on a timely basis; Messrs. Burns, Halligan and Williams filed a Form 4 reporting the forfeiture of restricted stock that did not vest that was not reported on a timely basis; and Mr. Grady filed a Form 4 reporting two transactions relating to the disposition of shares to cover the tax liability associated with the vesting of a restricted stock grant that were not reported on a timely basis.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This section discusses the objectives and elements of our executive compensation programs and the compensation awarded to our named executive officers in 2008. It should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow in this proxy statement. We also discuss how our compensation practices have changed for 2009 where we believe such changes are material. The following individuals were our named executive officers for fiscal 2008:
•	Gregory L. Burns, our former president, chief executive officer and chairman of the board, who retired on February 12, 2009;

•	Lawrence E. Hyatt, our chief financial officer and treasurer. Mr. Hyatt became our interim president and chief executive officer effective as of Mr. Burns’ retirement;

•	John R. Grady, our concept president — Ninety Nine Restaurants;

•	Jeffrey D. Warne, our concept president — O’Charley’s; and

•	Lawrence D. Taylor, our chief supply chain officer.
     General Philosophy. We design our executive compensation policies to motivate members of senior management to execute our strategic plan and to boost company profitability, creating long-term value for our shareholders. The key objectives of our executive compensation philosophy are as follows:
•	To provide performance-based compensation that places a significant portion of our executives’ compensation at risk if financial goals are not reached. This means that, as was the case in 2008, our named executive officers will forgo bonus and equity incentive opportunities when pre-established performance goals fail to be achieved.

•	To link our executive officers’ interests with the goal of creating long-term value for our shareholders through grants of equity-based long-term incentive compensation.

•	To provide competitive base salaries, which will compensate our named executive officers for the day-to-day demands and responsibilities placed on them and which serve to attract and retain highly competent individuals.
     The past fiscal year presented many challenges to our company, as the United States entered into a sharp recession. As the recession has deepened, consumers have significantly cut back their spending. The casual dining sector has been particularly hard-hit, with guest counts declining and consumers “trading down” to fast food and other less expensive dining options.
     In this economic climate, the company did not achieve its budgeted earnings goals for 2008. Accordingly and consistent with our pay-for-performance philosophy, our named executive officers did not receive any cash bonuses under our cash bonus program in 2008 and forfeited performance-based shares of restricted stock. Furthermore, none of our named executive officers received a raise in base salary for 2009.
     The table below sets forth the value of the bonuses and performance-based shares of restricted stock that were forfeited or unearned by such officers due to the company not meeting its 2008 performance goals.
FORFEITED/UNEARNED COMPENSATION — 2008
O’CHARLEY’S INC. NAMED EXECUTIVE OFFICERS

		Performance
		Based Restricted	Total Value of Forfeited
Named Executive	Cash Bonus Not	Stock Amount	or Unearned Cash and
Officer	Earned (1)	Forfeited (2)	Equity Compensation
Burns	$580,500	$124,387	$704,887
Hyatt	$283,176	$41,105	$324,281
Grady	$214,200	$35,382	$249,582
Warne	$312,375	$44,222	$356,597
Taylor	$179,760	$25,336	$205,096

(1)	Target cash bonus for 2008.

(2)	Value of performance-based shares of restricted stock awarded to our named executive officers in 2008 that were forfeited due to the company’s failure to meet performance goals. Named executive officers forfeited one-quarter of the performance-based shares awarded to them for 2008 under the terms of their award agreements. The value of such shares is based on the closing price of company common stock per share of $10.86 on March 10, 2008, the date of the awards. Mr. Burns forfeited all of his performance-based shares of restricted stock in connection with his retirement; the disclosure above for Mr. Burns reflects one-fourth of such forfeited shares.
     Our executive compensation policies continue to balance the need to motivate and hold accountable our management team with performance-based components of compensation, as well as to promote retention of the management team we have built during the past few years. We have modified some of our strategies in order to navigate this difficult climate—for instance, we have suspended our restaurant rebranding initiatives due to the difficult economic conditions and have adopted an even greater focus on cost management, through locking in food prices and cutting operating expenses where possible. We believe that our management team has the talent, industry expertise and strategic skills necessary to lead the company through the current economic environment and to ultimately execute our rebranding, supply chain efficiency and other turnaround initiatives in a manner that will increase the company’s value and reward our shareholders. As previously announced, in light of Mr. Burns’ retirement, Mr. Hyatt is currently serving as interim president and chief executive officer. We are currently conducting a search for a permanent replacement chief executive officer qualified to lead the company toward the achievement of both its immediate and long-term goals.
     In light of the current economic and financial environment, the compensation and human resources committee has reviewed the design and operation of the company’s compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, with management and evaluated the relationship between the company’s risk management policies and practices and these arrangements. The compensation and human resources committee believes that the current allocation of compensation among the components of total direct compensation, as discussed below, is consistent with the company’s risk profile as maintained by these policies and practices and does not encourage our executives to take excessive or unnecessary risks that threaten the value of the company. In this regard, we believe that the performance objectives contained in our cash bonus plan have been balanced with those contained in our long-term incentive compensation plan to ensure that both are aligned and consistent with our long-term business plan, and that our mix of equity-based awards is appropriate in view of our incentive and retention objectives.
     Total Direct Compensation; Allocation Among Components. Our compensation process involves establishing, for each named executive officer, an appropriate level of “total direct compensation”—i.e., the aggregate total of base salary, cash bonus and long-term incentive compensation that we will pay to such executive during the fiscal year if we meet target performance goals. In allocating compensation among these elements, we believe that the compensation paid to our senior-most managers—those with the greatest ability to influence our company’s performance—should, to a considerable extent, be tied to performance.
     For 2008, as in previous years, our process for determining total direct compensation began with setting base salaries for our named executive officers, as discussed below. We then calculated cash bonus and long-term equity incentive awards based on percentages of base salary, also as discussed below. Our compensation and human resources committee, working with its independent compensation consultant, considered the total direct compensation from 2007, as well as the estimated total direct compensation for 2008, to ensure that the proposed levels of compensation were consistent with the individual elements of our compensation strategy and our overall compensation philosophy. For 2008, we set the total target direct compensation of our named executive officers as follows:

Named Executive	2008 Base		2008 Long-Term Incentive	2008 Targeted Total
Officer	Salary	2008 Target Cash Bonus	Compensation(1)	Direct Compensation
Gregory L. Burns	$645,000	$580,500	$995,492	$2,220,992
Lawrence E. Hyatt	$422,650	$283,176	$328,863	$1,034,689
Jeffrey D. Warne	$446,250	$312,375	$353,841	$1,112,466
John R. Grady	$357,000	$214,200	$283,077	$854,277
Lawrence D. Taylor	$299,600	$179,760	$202,713	$682,073

(1)	Long-term incentive compensation amounts reflect the value of all shares of restricted stock (both time-based and performance-based) awarded to the named executive officer based on the closing price of company common stock per share of $10.86 on March 10, 2008, the date of the awards. As discussed below, amounts of shares awarded to named executive officers were derived with reference to a target dollar amount based on a multiple of 2007 base salary and the assumption of a $15.00 share price.
     The targeted direct compensation amounts listed above are significantly higher than actual total direct compensation paid to our senior executives for service during 2008, since, as discussed below, no cash bonuses were actually paid to our named executive officers and shares of performance-based restricted stock were forfeited. The differences in the amounts of our named executive officer’s total target and actual compensation reflect the company’s belief that its senior executives should be compensated in accordance with their relative levels of their responsibility within the Company and the relative demands the Company places on them.
     Base Salaries. Historically, our executive compensation strategy involved target total direct compensation consisting of base salaries somewhat below the median for the casual dining industry, with target cash bonuses and equity incentive payments structured to produce above-market overall compensation if predetermined financial goals were achieved. However, as we recruited senior executives to lead our turnaround efforts in recent years, we found it necessary to pay base salaries at levels higher than we historically paid to induce such executives to join the company. We believe that this investment can be seen in the quality and depth of experience of the executives we have recruited from outside the company. Mr. Hyatt, for instance, previously held positions as executive vice president and chief financial officer of Cole National Corporation, chief financial and restructuring officer of PSINet, Inc., chief financial officer of HMS Host Corporation, and as chief financial officer of Sodexho Marriott Services, Inc. Mr. Warne served in executive capacities with the Carlson Companies, Inc. and TGI Friday’s International, where he was executive vice president and chief operating officer. Mr. Taylor held senior procurement and supply chain management positions with Carlson Companies, Inc., Taco Bell Corporation and Burger King, Inc.
     We believe that we pay base salaries that are competitive within the restaurant industry based on our knowledge of the same and in consultation with Mercer Human Resources Consulting, the nationally recognized consulting firm that we utilize for executive compensation matters. Although we did not utilize a peer group of companies to benchmark our compensation for our executive officers in making compensation decisions with respect to 2008, our compensation and human resources committee requested and reviewed composite market compensation data provided by Mercer. Since we compete for executive talent both within the restaurant industry as well as the broader marketplace for executive talent, the market compensation data provided by Mercer included composite data with respect to both public companies generally and the restaurant industry specifically.
     Our compensation and human resources committee reviewed our named executive officers’ base salaries in December 2007 as part of its process of determining base salaries for 2008. The committee took into account the individual performance of the executive, while also considering the executive’s experience, responsibilities, management abilities and the market conditions at that time. Recruitment and retention concerns and our consultation with Mercer influenced our decision to award the following raises in base salary.
•	Gregory L. Burns — $20,000 increase to $645,000, or an increase of 3.2% from 2007.

•	Lawrence E. Hyatt — $27,650 to $422,650, or an increase of 7% from 2007.

•	Jeffrey D. Warne — $21,250 to $446,250, or an increase of 5% from 2007.

•	John R. Grady— $17,000 to $357,000 or an increase of 5% from 2007.

•	Lawrence D. Taylor — $19,600 to $299,600, or an increase of 7% from 2007.
     Each of these increases reflected levels that we considered appropriate in light of the achievements of the individual officer during the previous fiscal year and consistent with market data provided by Mercer.
     For 2009, in light of economic conditions, none of our named executive officers has received a raise in base salary over 2008. Mr. Hyatt’s increase of $1,500 per week beginning in February 2009 compensates him for the additional duties that he has assumed as interim president and chief executive officer during our search for a permanent replacement for Mr. Burns and will cease upon the hiring of a new chief executive officer.
     In setting compensation for 2009, we have engaged Mercer to conduct a comprehensive analysis of our existing executive compensation practice and provide competitive market data. Although we did not form a peer group of companies for compensation analysis purposes for 2008, for 2009 we have asked Mercer to assist us in establishing such a group. Our peer group consists of the following public companies:
O’Charley’s 2008 Peer Group

Bob Evans Farms, Inc.	The Cheesecake Factory, Inc.	Ruby Tuesday, Inc.
Landry’s Restaurants, Inc.	P.F. Chang’s China Bistro, Inc.	Chipotle Mexican Grill, Inc.
Panera Bread Company	Papa John’s International, Inc.	Denny’s Corporation
CEC Entertainment, Inc.	Red Robin Gourmet Burgers, Inc.	Texas Roadhouse, Inc.
The Steak n Shake Co.	California Pizza Kitchen, Inc. Cracker Barrel Old Country Store, Inc.	DineEquity, Inc.

     Cash Bonuses. We incentivize our named executive officers by establishing cash bonus opportunities that are tied to financial performance objectives. We believe that the opportunity to earn a significantly variable amount of cash compensation tied to our annual company performance aligns short-term executive performance with shareholder interests. For 2008, for the second consecutive year, our named executive officers did not receive any cash bonuses.
     For our named executive officers, in 2008 we tied cash bonuses to company-wide earnings per share targets. For those named executive officers who are also concept presidents, bonuses were also tied to the achievement of operating income goals within the concept under the control of the relevant executive, in addition to the company-wide earnings per share targets. In particular, for Messrs. Warne and Grady, bonuses were to be based 40% on attaining the specified level of company-wide EPS and 60% on attaining specified levels of concept operating income ($62,531,000 at target for O’Charley’s and $28,470,000 at target for Ninety Nine, respectively, which targets were not achieved).
          We established company-wide performance targets at three levels: threshold, target and superior.
          Our 2008 company-wide performance targets were as follows:

	Threshold	Target	Superior
Earnings Per Share	$0.75	$0.92	$1.08

     Target levels have traditionally been set based on our budget for that year as approved by our board of directors. In setting performance targets, we consult with Mercer to establish estimates of the difficulty of achieving these targets. The EPS numbers above were adjusted to remove any expenses associated with restaurant rebrandings and our kitchen efficiency technology, since we did not want to disincentivize our key executives from following through with these initiatives in 2008.
     For 2008, we set the potential bonus payable to each named executive officer (as a percentage of such officer’s base salary) as follows:

Named Executive Officer	Threshold	Target	Superior
Gregory L. Burns	45%	90%	180%
Lawrence E. Hyatt	34%	67%	134%
Jeffrey D. Warne	35%	70%	140%
John R. Grady	30%	60%	120%
Lawrence D. Taylor	30%	60%	120%
These percentages represent our historical practice for setting cash bonus awards, which we believe is consistent with our compensation philosophy to provide a meaningful level of performance-based compensation. We provided our chief executive officer with a potential target cash bonus that comprises a larger percentage of his base salary relative to the target cash bonuses of our other named executive officers. We believe providing our chief executive officer with such relatively greater incentives is appropriate in light of his greater ability to influence our company-wide performance. Based on our consultation with Mercer, we believe that this practice is consistent with those of other peer companies.
     The company’s earnings per share did not meet the threshold level for fiscal 2008 and therefore, for the second consecutive year, none of our named executive officers received cash bonus payments. In some prior years, the compensation and human resources committee awarded discretionary bonuses even in light of failure to meet performance goals, in order to take into account unforeseen expenses and in recognition of individual performance. However, while the compensation and human resources committee acknowledged that our executive team led several successful initiatives during 2008, including steps taken to bring our cost structure in line with our reduced sales levels and maintaining our financial flexibility, it did not deem it appropriate to do so for 2008.
     For 2009, we will tie cash bonuses to company-wide improvement in EBITDA over 2008 levels. For those named executive officers who are also concept presidents, bonuses will be also tied to the achievement of concept improvement in EBITDA over 2008 levels. Additionally, for named executive officers to earn a full target bonus, the Company will have to outperform its target EBITDA goals. Details of our 2009 compensation program, including the target bonuses for the current year, are set forth in the summary of executive compensation included as Exhibit 10.50 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

     Long-Term Incentive Compensation. We believe that equity based long-term incentive compensation provides a strong link between executive interests and the objective of creating shareholder value. To establish such incentives, we historically have used both performance-vesting and time-vesting stock option and restricted stock awards, tailoring the terms of such awards to suit company and shareholder objectives. In 2008, as discussed in greater detail below, we granted equal portion of time-based and performance-based restricted stock. And because we did not meet our target performance goal, our named executive officers forfeited the performance-based shares that were eligible for vesting with respect to 2008.
     For several years before 2006, our practice with respect to long-term executive incentive compensation was to grant equity awards with performance-based vesting. Such grants were consistent with our compensation philosophy of tying incentive compensation directly to company performance. In recent years, our executives have forfeited significant potential awards when the Company did not achieve performance targets underlying those awards. For instance, in 2007, Mr. Hyatt forfeited 20,000 restricted shares granted in 2004, due to the failure of the company to meet the performance target underlying their respective grants. In January 2008, due to the failure of the company to meet performance targets, Messrs. Burns and Grady forfeited 55,861 and 9,613 restricted shares, respectively, granted in 2005, and in May 2008, Mr. Burns forfeited an additional 44,295 restricted shares that were awarded in 2004 due to the failure of the company to meet the performance targets underlying their respective grants.
     In 2006 and 2007, as part of our executive recruiting efforts and to motivate our newly-assembled management team to stay with the company as it executed its transformation and turnaround strategy, we made annual grants of time-based vesting restricted stock awards to our named executive officers. Outside of these annual grants, we also made a one-time grant of shares of restricted stock vesting annually in four equal installments beginning on the first anniversary of the date of grant to Mr. Hyatt in November 2007 to recognize exceptional individual performance and to incentivize his retention during the implementation of our strategic plan.
     With respect to the number of shares underlying our long-term incentive awards, our historical practice has been to determine the dollar amount of equity compensation that we want to provide, based on our total direct compensation targets and consistent with our compensation strategy of providing significant incentive-based pay. After determining this dollar amount, we then determine the number of underlying restricted shares to be awarded by dividing this amount by the closing price of our common stock on the date of grant. For 2006 and 2007, in light of our decision to grant time-based vesting restricted stock awards rather than performance-based vesting awards, in consultation with Mercer, we derived the number of shares of restricted stock underlying the grants using this methodology and then discounted the total number of underlying shares by 20%. We believe that this reduction in the amount of underlying shares was appropriate in light of the higher likelihood of vesting of time-based awards relative to performance-based awards. With the exception of significant promotions and new hires, we generally make restricted stock awards at the first meeting of the compensation and human resources committee each year. This timing enables us to consider our prior year performance in determining the appropriate size of restricted stock awards.
     For 2008, we decided to grant long-term incentive awards that were comprised of equal portions of time-based and performance-based vesting shares of restricted stock. These awards were designed to balance our desire to retain our executive team through the multi-year period it will take to execute our transformation strategy with our desire to motivate our executive team to achieve current-year operating results consistent with our budget. The time-based vesting portion of each award vests in four equal annual installments beginning on the first anniversary of the date of grant. The performance-based vesting portion of each restricted stock award vests up to 25% annually on the date of grant based on the company meeting performance targets established by the compensation and human resources committee at the beginning of the fiscal year. For 2008, 25% of these shares of performance-based restricted stock would have vested had the Company achieved its target earnings per share of $0.92 described above and 12.5% of such shares would have vested had the Company achieved only its threshold earnings per share of $0.75 described above. For 2009, 25% of these shares of performance-based restricted stock will vest if the company achieves its target EBITDA for the year and 12.5% of such shares will vest if the company achieves only its threshold EBITDA. To the extent that performance targets are not met in a given year, performance-based shares that were scheduled to vest in that year will be forfeited, as they were with respect to 2008. Grants made in 2008 are set out below under “Grants of Plan Based Awards.”
     For 2008, restricted stock awards were granted on March 10, 2008. Target incentive compensation amounts were computed based on 2007 base salary. In the case of our chief executive officer, the target incentive compensation amount represented approximately 220% of his 2007 base salary. With respect to our chief supply chain officer, the target incentive compensation amount represented approximately 100% of his 2007 base salary. For each other named executive officer, the target incentive compensation amount represented approximately 115% of his 2007 base salary. We determined the number of shares awarded for 2008 by dividing the target incentive compensation amount for such award by $15.00, which was significantly higher than the closing price of our common stock of $10.86 on that date, because we felt it was appropriate to award fewer overall shares in light of the fact that half of them would be time-vesting. The shares underlying these grants reflect the following target incentive compensation amounts: $1,375,000 for our chief executive officer (which resulted in a grant of 45,833 shares of time-based vesting restricted stock and 45,833 shares of performance-based vesting restricted stock); $454,250 for our chief financial officer (which resulted in a grant of 15,141 shares of time-based vesting restricted stock and 15,141 shares of performance-based vesting restricted stock); $488,750 for our O’Charley’s concept president (which resulted in a grant of 16,291 shares of time-based vesting restricted stock and 16,291 shares of performance-based vesting restricted stock); $391,000 for our Ninety Nine concept president (which resulted in a grant of 13,033 shares of time-based stock and 13,033 shares of performance-based vesting restricted stock); and $280,000 for our chief supply chain officer (which resulted in a grant of 9,333 shares of time-based vesting restricted stock and 9,333 shares of performance-based vesting restricted stock). In the case of our chief executive officer, the grant date fair value of the award represented approximately 154% of his 2008 base salary. With respect to our chief supply chain officer, the grant date fair value of the award represented approximately 68% of his 2008 base salary. For each other named executive officer, the grant date fair value of the award represents approximately 79% of his 2008 base salary.
     The company’s performance targets were not met for fiscal 2008 and therefore all of the shares subject to performance vesting and scheduled to vest in 2009 were forfeited as follows: Lawrence E. Hyatt — 3,785 shares; Jeffrey D. Warne — 4,072 shares; John R. Grady — 3,258 shares; Lawrence D. Taylor — 2,333 shares. Upon his retirement on February 12, 2009, Mr. Burns forfeited all 45,833 shares of performance-based stock awarded to him in 2008.
     For 2009, we have re-evaluated our equity incentive practices (and our executive compensation program as a whole) in light of our turnaround strategy, the uncertain economic environment and our desire to motivate our existing executive team to lead us through the challenging recessionary environment while building long-term shareholder value. Therefore, in February, 2009, we awarded time-based stock options with a three-year cliff vesting schedule and six-year term at a per-share stock price of $2.74. The option vesting schedule and the revised terms of our executive employment agreements (which, as discussed below, now expire on March 2, 2012) were designed to run in parallel to each other over three years, providing our existing executives with incentive to remain with us over the next several years. We awarded share amounts, largely based on seniority of position, in the following amounts: Lawrence E. Hyatt — 150,000 shares; Jeffrey D. Warne — 150,000 shares; John R. Grady — 125,000 shares; Lawrence D. Taylor — 60,000 shares.
     Severance and Change-in-Control Benefits. It is our experience that reasonable severance and change-in-control benefits are often necessary to recruit and retain effective senior managers. When we agree to provide severance benefits, we try to set payment levels that reflect the fact that it may be difficult for a high-level executive to find comparable employment within a short period of time. In addition, we seek to tie such severance benefits to non-compete covenants designed to protect us from a departed executive immediately joining one of our competitors.
     With respect to our named executive officers, our historical practice has been to negotiate such benefits on a case-by-case basis, in the context of recruiting such officer or renegotiating existing compensation arrangements. We negotiated a basic set of severance, noncompete and related terms in connection with our hiring of Messrs. Hyatt, Harris and Warne. In August 2007, the compensation and human resources committee determined it was appropriate to replace the existing agreements for each of the named executive officers with a standard agreement with a common expiration date. In November 2007, we entered into executive employment agreements with Messrs. Hyatt, Warne, Grady and Taylor based on a form of agreement incorporating into one standardized employment agreement the employment, noncompetition, severance and change-in-control agreements that we used with recent new hires. We also set a common expiration date of August 29, 2010 in these agreements which renews annually thereafter unless either the company or the executive provides advance written notice of nonrenewal. In March 2008, we entered into an executive employment agreement with Mr. Burns based on this standardized employment agreement. Following the announced retirement of Mr. Burns, the company approved the extension of the expiration date of the employment agreements for Messrs. Hyatt, Warne, Grady and Taylor to August 29, 2011 in order to provide stability within the management team during the search for a new chief executive officer and following the hiring of that individual. In March 2009, the expiration dates of the employment agreements for Messrs. Hyatt, Warne, Grady and Taylor were further extended to March 2, 2012, in order to coincide with the vesting of the stock purchase options granted to such persons for 2009 and to further promote retention of the company’s senior management team.
     Under the form of agreement entered into with Messrs. Burns, Hyatt, Warne, Grady and Taylor, and in partial consideration for their agreement to refrain from competing with the company during the term of their employment and for a period of 12 months thereafter and to refrain from soliciting employees of the company to terminate their employment, we agreed to make certain severance payments to Messrs. Burns, Hyatt, Warne, Grady and Taylor in the event that his employment is terminated without “cause” or if he terminates his employment with “good reason” (as such terms are defined in the executive employment agreements). If such a termination occurs, Mr. Hyatt, Mr. Warne, Mr. Grady or Mr. Taylor, as applicable, will be entitled to salary continuation for a period of 12 months, payment of the target bonus amount for the fiscal year in which the termination occurs, or the target bonus amount for the 2008 fiscal year if greater and, subject to limitations, continuation of employee benefits for a period of 12 months. Mr. Burns’ retirement on February 12, 2009 was treated as a termination for good reason by Mr. Burns for purposes of his employment agreement. Consistent with such agreement, he received a lump sum payment equal to two times his base salary plus two times his average bonus for the past three years preceding the fiscal year in which the termination occurred, continuation of health insurance benefits for two years following the date of termination, acceleration of vesting of time-based vesting equity awards. Under the transition agreement, Mr. Burns will receive $175,000 for providing consulting services to the Company through our 2009 Annual Meeting of Shareholders. The terms of Mr. Burns’ transition agreement with the Company are summarized in the company’s Current Report on Form 8-K filed on February 12, 2009 and a copy of the agreement is attached to that report.
     With respect to potential changes in control of the company, we believe that it is important to align our senior managers’ financial interests with those of our shareholders. We seek to reduce the reluctance that our senior-most executives might have in pursuing change-in-control transactions that would benefit our shareholders, but possibly result in job loss for them following such a transaction. To this end, the executive employment agreements entered with our named executive officers address the possibility of job loss after a change in control. Each such agreement is for a term of three years and automatically renews for successive one year periods unless notice to terminate is given by the company or the executive. Upon a change in control, the executive is entitled to a lump sum payment if he is terminated within 18 months, with respect to Messrs. Hyatt, Warne, Grady and Taylor (or 24 months with respect to Mr. Burns) of such change in control other than for death, “cause,” “disability,” or “retirement” (as such terms are defined in the respective agreements). The executive is also entitled to such lump sum payment, if, following a change of control, he terminates employment with the company for “good reason” (as defined in the respective agreements). In the event of such termination, the agreements for each of Messrs. Hyatt, Warne, Grady and Taylor provide that the company will pay to him as severance pay in a lump sum an amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. The agreement for Mr. Burns provided that the company would pay to him as severance pay in a lump sum an amount equal to the sum of (i) 300% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 300% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control.
     Notwithstanding the foregoing, with respect to the employment agreements entered into with Messrs. Hyatt, Warne, Grady and Taylor, in the event the lump sum severance payment, either alone or together with other payments that the executive has the right to receive from the company, exceeds an amount which would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the executive may elect to reduce such lump sum severance payment to the largest amount not subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. In the case of Mr. Burns’ agreement, any severance was to be reduced such that the lump sum severance payment, together with other payments he has the right to receive from the company, would not exceed an amount which would be deemed to be a “parachute payment” under Section 280G. For more information regarding the potential payments upon a termination or change of control for each named executive officer, please see the table entitled “Summary of Termination Payments and Benefits” below.
     Retirement Plans. We maintain a 401(k) salary reduction and profit-sharing plan, pursuant to which team members can make contributions up to 60% of their annual compensation. The company contributes annually to the 401(k) plan an amount equal to 50% of team member contributions, up to 3% of compensation. Additional contributions are made at the discretion of the company’s board of directors. Company contributions vest at the rate of 25% each year beginning after the team member’s initial year of employment. Of our named executive officers, only Lawrence D. Taylor participated in our 401(k) salary reduction and profit-sharing plan in 2008.
     We maintain a nonqualified deferred compensation plan for certain members of our senior management to provide supplemental retirement income benefits through deferrals of salary and bonuses. Participants in this plan can contribute, on a pre-tax basis, up to 50% of their base pay and 100% of their bonuses. The Company contributes quarterly to this plan an amount equal to a matching formula of each participant’s deferrals. Additional details regarding this supplemental retirement plan are provided in the table entitled “Nonqualified Deferred Compensation.”

     Health and Welfare Benefits. Our named executive officers are eligible for health and welfare benefits offered to all of our employees. We provide additional and/or higher levels of coverage for some company-provided benefits, as outlined in the chart below. We offer these benefits in order to remain competitive with other companies. We determine the amount of benefits to offer based on the cost of the company relative to the benefit to the named executive. The following is a summary of these benefits:

	AD&D	Short-Term	Long-Term	Supplemental
Life Insurance	Insurance	Disability	Disability	Disability
1X base salary plus average bonus for last two years (up to $500,000)	1X base salary plus average bonus for last two years (up to $500,000)	100% base salary for up to 180 days	60% base salary plus average bonus for last two years (up to $10,000 monthly maximum)	difference between $10,000 monthly maximum for long- term disability and 60% of base salary plus average bonus for last two years
     Perquisites. We annually review the perquisites that members of our senior management receive. We provide perquisites which we believe are consistent with the job requirements of our named executive officers and are intended to attract and retain executive talent. We do not provide such perquisites as social club memberships or financial planning services. We do provide an annual car and gas allowance to our senior management. There was no personal use of our corporate jet by our named executive officers incurred in 2008. As part of our overall initiatives to bring our cost structure in line with our reduced sales level, the corporate jet has been placed for sale and we do not anticipate any future personal use of it.
     Compensation Approval Process. The company’s executive compensation program is administered by our compensation and human resources committee, which is composed of five non-employee directors of the company. Our compensation and human resources committee is responsible for overseeing the company’s overall compensation structure, policies and programs and approves compensation actions involving the senior management of the company, including the named executive officers, and establishes all compensation for the chief executive officer. The committee also approves long-term incentive awards for the named executive officers and for other key employees, and reviews and administers the cash and equity incentive compensation and other compensation plans of the company. Committee members have direct access to independent compensation consultants and outside survey data. The committee reports to the board of directors on its activities.
     Generally, on its own initiative, the compensation and human resources committee reviews the performance and compensation of the chief executive officer and, following discussions with him, Mercer and, where it deems appropriate, other advisors, establishes his compensation level. For the remaining named executive officers, the chief executive officer makes recommendations to the compensation and human resources committee.
     Accounting and Tax Implications. We consider the financial reporting and income tax consequences to the company of individual compensation elements when making compensation decisions. Overall, we seek to balance the desire to maintain an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.
     In making compensation decisions, we have considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million. Our annual cash bonuses are designed to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, we reserve the discretion to design and use compensation elements that may not be deductible within Section 162(m).

Summary Compensation Table
     The following table sets forth certain summary information for the fiscal years ending December 28, 2008, December 30, 2007 and December 31, 2006, respectively, with respect to the compensation awarded to, earned by, or paid to our named executive officers.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
Name						Incentive	Deferred
and				Stock	Option	Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)	(i)(4)	(j)
Gregory L. Burns	2008	645,000	—	1,894,919 (5)	27,779	—	—	80,382	2,648,080
Former Chairman of the Board,	2007	625,000	—	659,730	24,176	—	—	89,070	1,397,976
President & Chief Executive Officer(6)	2006	550,000	—	397,009	30,308	386,719	—	56,178	1,420,214

Lawrence E. Hyatt	2008	422,650	—	304,522	—	—	—	62,217	789,389
Chief Financial Officer & Treasurer(7)	2007	395,000	—	245,094	—	—	—	40,798	680,892
	2006	370,000	—	158,411	—	223,456	—	31,954	783,821

Jeffrey D. Warne	2008	446,250	—	388,453	—	—	—	58,024	892,727
Concept President — O’Charley’s	2007	425,000	—	310,703	—	—	—	63,445	799,148
	2006	346,154	—	191,150	—	210,509	—	170,151	917,964

John R. Grady	2008	357,000	—	200,636	—	—	—	55,015	612,651
Concept President — Ninety Nine	2007	340,000	—	145,273	—	—	—	48,098	533,371
Restaurants	2006	300,000	81,200 (8)	71,986	—	192,384	—	40,534	686,104

Lawrence D. Taylor	2008	299,600	—	134,491	—	—	—	44,594	478,685
Chief Supply Chain Officer	2007	280,000	—	93,151	—	—	—	42,841	415,992
	2006	137,596 (9)	—	25,845	—	82,680	—	150,178	396,299

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the respective fiscal years set forth in column (b) in accordance with FAS 123R for restricted stock awards pursuant to our 2000 Stock Incentive Plan and thus may include amounts from awards granted prior to such fiscal year. Restricted stock awards to our named executive officers for 2008, and the value of such awards as calculated pursuant to FAS 123R, can be found below under the table entitled “2008 Grants of Plan Based Awards.” Assumptions used in the calculation of these amounts are discussed in footnotes 1 and 5 to the company’s audited financial statements for the fiscal year ended December 28, 2008, which are included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009. No amounts were recognized for financial statement reporting purposes for grants of restricted stock with performance-based vesting requirements in fiscal 2008 due to performance targets not being met.

(2)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the respective fiscal years set forth in column (b) in accordance with FAS 123R for stock option awards pursuant to our 2000 Stock Incentive Plan and thus may include amounts from awards granted prior to such fiscal year. Greg Burns’ amount includes expense for accelerated vesting occurring on February 12, 2009. Assumptions used in the calculation of these amounts are discussed in footnotes 1 and 5 to the company’s audited financial statements for the fiscal year ended December 28, 2008, which are included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2009.

(3)	The amounts in column (g) reflect the cash bonuses paid to the named individuals under the applicable year’s bonus plan described under the heading “Compensation Discussion and Analysis — Cash Bonuses.” No cash bonuses were paid to our named executive officers with respect to the fiscal year ended December 28, 2008.

(4)	Amounts shown in column (i) for fiscal 2008 include for each named executive officer:

		Deferred
		Compensation			Dividends
		Matching	Group Term	Disability	on unvested
	Car Allowance	Contributions	Life Premiums	Premiums	RSAs
Name	($)	($)	($)	($)	($)
Gregory L. Burns	24,960	29,008	1,242	4,913	20,259
Lawrence E. Hyatt	24,960	18,995	1,242	8,306	8,714
Jeffrey D. Warne	25,000	20,063	810	4,464	7,687
John R. Grady	25,012	16,050	2,260	6,681	5,012
Lawrence D. Taylor	25,000	11,283	864	3,430	4,017

(5)	This amount includes compensation expense related to the accelerated vesting of certain service-based awards in connection with Mr. Burns’ retirement, in accordance with FAS 123R.

(6)	Mr. Burns retired on February 12, 2009.

(7)	Mr. Hyatt became our Interim President and Chief Executive Officer effective upon Mr. Burns’ retirement on February 12, 2009.

(8)	Paid to Mr. Grady pursuant to the company’s agreement to make payments to certain key employees of Ninety Nine Restaurants who continue to be employed with the company following the acquisition of Ninety Nine Restaurants. This payment represents the last payment under this agreement.

(9)	This amount represents the base salary paid for 2006 to Mr. Taylor, who was hired in May 2006. His annualized base salary for 2006 was $265,000.

2008 Grants of Plan Based Awards
     The following table summarizes grants of plan-based awards made to our named executive officers in 2008.

							All Other Stock	Grant Date
		Estimated Future Payouts			Estimated Future Payouts		Awards:	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive		Number of	of Stock
		Plan Awards			Plan Awards		Shares of Stock	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	or Units	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($)
(a)	(b)	(c)(1)	(d)(1)	(e)(1)	(f)(2)	(g)(2)	(i)(3)	(l)(4)

Gregory L. Burns	3/10/08	290,250	580,500	1,161,000	22,917	45,833	45,833	1,003,833
Lawrence E. Hyatt	3/10/08	141,588	283,176	566,352	7,751	15,141	15,141	328,863
Jeffrey D. Warne	3/10/08	156,188	312,375	624,750	8,146	16,291	16,291	353,841
John R. Grady	3/10/08	107,100	214,200	428,400	6,517	13,033	13,033	283,077
Lawrence D. Taylor	3/10/08	89,880	179,760	359,520	4,667	9,333	9,333	202,713

(1)	The amounts shown in columns (c), (d) and (e) reflect the target, threshold and maximum bonus levels that could have been earned under the company’s cash bonus plan for fiscal year 2008. The plan is described under “Compensation Discussion and Analysis — Cash Bonuses.” No cash bonuses were awarded under the plan, as reflected in column (g) of the Summary Compensation Table.

(2)	Reflects the number of performance-based shares of restricted stock that could be earned under performance-based awards granted in 2008 if threshold performance conditions are met. The plan is described under “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” Mr. Burns forfeited all of these shares upon his retirement. One quarter of these shares were forfeited by each other named executive officer due to the failure to meet applicable performance conditions for 2008.

(2)	Reflects the number of performance-based shares of restricted stock that could be earned under performance-based awards granted in 2008 if target performance conditions are met. The plan is described under “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” Mr. Burns forfeited all of these shares upon his retirement. One quarter of these shares were forfeited by each other named executive officer due to the failure to meet applicable performance conditions for 2008.

(3)	The amounts shown in column (i) represent shares of restricted stock granted as long-term incentive compensation and do not include grants with vesting subject to performance conditions.

(4)	The amounts shown in column (l) represent the grant date fair value of the restricted stock awards computed in accordance with SFAS 123R. Also in accordance with SFAS 123R, this amount includes $8,340 for the incremental increase in value of stock options for which the expiration date was extended upon Mr. Burns’ retirement.

Outstanding Equity Awards at Fiscal 2008 Year-End
     The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 28, 2008.

Option Awards	Stock Awards
Equity
Incentive
Plan	Equity
Equity	Awards:	Incentive
Incentive	Number of	Plan Awards:
Plan	Market	Unearned	Market or
Awards:	Value of	Shares,	Payout Value
Number of	Number of	Number of	Number of	Shares or	Units	of Unearned
Securities	Securities	Securities	Shares or	Units of	or Other	Shares, Units
Underlying	Underlying	Underlying	Units of	Stock	Rights	or Other
Unexercised	Unexercised	Unexercised	Option	Stock That	That	That	Rights That
Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Gregory L. Burns	40,000	—	—	15.25	02/18/2009	—	—	—	—
21,360	—	8,640	(1)	11.88	02/15/2010	—	—	—	—
79,200	—	—	21.19	02/19/2013	—	—	—	—
—	—	—	—	—	39,600	(2)	81,180	—	—
—	—	—	—	—	18,057	(2)	37,017	—	—
—	—	—	—	—	33,894	(10)	69,483	—	—
—	—	—	—	—	—	—	45,833	(11)	93,958
—	—	—	—	—	45,833	(2)	93,958	—	—
Lawrence E. Hyatt	—	—	—	—	—	6,350	(3)	13,018	—	—
—	—	—	—	—	11,919	(4)	24,434	—	—
—	—	—	—	—	11,250	(7)	23,063	—	—
—	—	—	—	—	—	—	15,141	(5)	31,039
—	—	—	—	—	15,141	(6)	31,039	—	—
Jeffrey D. Warne	—	—	—	—	—	6,667	(8)	13,667	—	—
—	—	—	—	—	6,865	(3)	14,073	—	—
—	—	—	—	—	12,885	(4)	26,414	—	—
—	—	—	—	—	—	—	16,291	(5)	33,397
—	—	—	—	—	16,291	(6)	33,397	—	—
John R. Grady	24,000	—	—	20.42	01/27/2013	—	—	—	—
—	—	—	—	—	5,149	(3)	10,555	—	—
—	—	—	—	—	9,664	(4)	19,811	—	—
—	—	—	—	—	—	—	13,033	(5)	26,718
—	—	—	—	—	13,033	(6)	26,718	—	—
Lawrence D. Taylor	—	—	—	—	—	3,334	(9)	6,835	—	—
—	—	—	—	—	7,423	(4)	15,217	—	—
—	—	—	—	—	—	—	9,333	(5)	19,133
—	—	—	—	—	9,333	(6)	19,133	—	—

(1)	These unvested options, granted February 15, 2000, vest at a minimum rate of 2% per year up to a maximum rate of 25% per year if certain performance goals are met by the company. On February 12, 2009, the remaining unvested options vested in connection with Mr. Burns’ retirement from the Company.

(2)	These unvested shares of restricted stock vested in full on February 12, 2009 in connection with Mr. Burns’ retirement from the Company.

(3)	These unvested shares of restricted stock vested on February 24, 2009.

(4)	One-third of these shares of restricted stock vested February 7, 2009, and the remaining shares will vest ratably in two equal installments on February 7, 2010, and February 7, 2011.

(5)	Up to one-fourth of the total number of shares granted may vest on each of the first four anniversaries of the grant date (March 10, 2008) based on the attainment of one or more performance targets established for the fiscal year by the compensation and human resources committee of the company. If the Company does not meet or exceed one or more of the performance target(s) for each fiscal year, then the shares eligible for vesting in such fiscal year which have not vested are forfeited. One-fourth of these shares were forfeited as the applicable performance targets for the fiscal year ending December 28, 2008 were not met.

(6)	One-fourth of these shares of restricted stock vested March 10, 2009, and the remaining three-fourths will vest ratably in three equal installments on March 10, 2010, March 10, 2011 and March 10, 2012.

(7)	These unvested shares of restricted stock will vest ratably in three equal installments on November 14, 2009, November 14, 2010 and November 14, 2011.

(8)	These shares of restricted stock vested February 13, 2009.

(9)	These unvested shares of restricted stock will vest on June 19, 2009.

(10)	One-third of these unvested shares of restricted stock vested on February 7, 2009. The remaining unvested shares vested in full on February 12, 2009 in connection with Mr. Burns’ retirement from the Company.

(11)	Up to one-fourth of the total number of shares granted could have vested on each of the first four anniversaries of the grant date (March 10, 2008) based on the attainment of one or more performance targets established for the fiscal year by the compensation and human resources committee of the company. These unvested shares of restricted stock (one-fourth of which would have been forfeited on as the applicable performance targets for the fiscal year ending December 28, 2008 were not met) were forfeited in their entirety on February 12, 2009 in connection with Mr. Burns’ retirement from the Company.

2008 Option Exercises and Stock Vested
     The following table summarizes the number of options exercised and the vesting of restricted stock awards and the value realized by our named executive officers as a result of such event during 2008.

	Option Awards		Stock Awards
	Number of		Number
	Shares		of Shares	Value
	Acquired	Value Realized	Acquired	Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)(1)

Gregory L. Burns	—	—	11,297	131,158
	—	—	18,056	217,033
Lawrence E. Hyatt	—	—	3,973	46,127
	—	—	6,350	76,327
	—	—	3,750	12,600
Jeffrey D. Warne	—	—	4,295	49,865
	—	—	6,667	82,137
	—	—	6,864	82,505
John R. Grady	—	—	3,221	37,396
	—	—	5,148	61,879
Lawrence D. Taylor	—	—	2,474	28,723
	—	—	3,333	35,763

(1)	The amounts shown in column (e) represent the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock acquired on vesting by the closing stock price on the vesting date.
2008 Non-Qualified Deferred Compensation
     The following table summarizes non-qualified deferred compensation earned by our named executive officers in 2008.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	at Last
	Last FY	Last FY	FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)

Gregory L. Burns	51,569	29,008	(345,591)	311,257	692,427
Lawrence E. Hyatt	25,327	18,995	4,709	—	44,276
Jeffrey D. Warne	44,584	20,063	(68,436)	—	128,589
John R. Grady	35,667	16,050	(113,661)	—	229,493
Lawrence D. Taylor	32,915	11,283	(56,315)	—	95,543

(1)	Executive contributions are part of “Salary” in the Summary Compensation Table.

(2)	Registrant contributions are included under “All Other Compensation” in the Summary Compensation Table. Company matching contributions equal 100% of the first 3% of compensation and 50% of the next 3% of compensation.

(3)	The amounts in column (f) include amounts reported as compensation to the executive in the Summary Compensation Tables in prior years’ proxy statements as follows: Mr. Burns — $154,796; Mr. Hyatt — $0; Mr. Warne — $135,263; Mr. Grady — $120,076; and Mr. Taylor — $42,271.

Potential Payments Upon Termination or Change of Control
     The following tables summarize the potential payments to be made to our named executive officers upon termination of their employment or a change of control of the company, assuming termination on December 28, 2008.
     Gregory L. Burns (1)

			Termination following
			Change of Control
	Termination by	Termination by	other than for death,	Termination
	Company without	Company with	Disability or	following Change of
	Cause or by	Cause or by	Retirement, without	Control With
	Executive with	Executive without	Cause, or with Good	Cause or without
	Good Reason	Good Reason	Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)

Severance	1,547,813	—	2,980,157	—	—	—	1,547,813	(2)
Accelerated vesting of stock options	—	—	—	—	—	—	—
Accelerated vesting of restricted stock	375,595	—	375,595	—	375,595	375,595	375,595	(3)
Non-qualified deferred compensation plan	692,427	692,427	692,427	692,427	692,427	692,427	692,427	(4)
Post-termination health insurance	26,318	—	26,318	—	—	—	26,318	(5)

Total	2,642,153	692,427	4,074,497	692,427	1,068,022	1,068,022	2,642,153

(1)	Mr. Burns’ retirement, effective as of February 12, 2009, was treated as a termination by Mr. Burns with good reason for purposes of determining payments under his employment agreement. In addition to the amounts reflected above, Mr. Burns entered into a transition agreement (summarized in the company’s Current Report on Form 8-K filed on February 12, 2009) that provided for an aggregate of $175,000 payable in accordance with the company’s payroll practices for consulting services in lieu of any board fees and in consideration of not receiving any prorated vesting of his March 10, 2008 performance based vesting restricted stock award. In addition, he was entitled to receive reimbursement of his legal expenses not to exceed $25,000.

(2)	Under the transition agreement, Mr. Burns is entitled to (a) 200% of his annual salary and (b) 200% of his average earned annual bonus for the three years preceding his separation.

(3)	On February 12, 2009, 126,086 shares of restricted stock vested in connection with Mr. Burns’ retirement. As mentioned in footnote (1), he did not receive any prorated vesting of his March 10, 2008 performance based vesting restricted stock award. The total value of the shares that vested on February 12, 2009 was $330,345 based on the closing price of the Company’s common stock on that date.

(4)	This amount reflects Mr. Burns’ vested balance as of December 28, 2008. Pursuant to the O’Charley’s Inc. Deferred Compensation Plan and to Mr. Burns’ distribution elections under such plan, the vested balance will be valued and distributed as of August 17, 2009.

(5)	Per the Transition Agreement, Mr. Burns is entitled to health insurance benefits for himself and his spouse and dependents through February 12, 2011.

     Lawrence E. Hyatt

			Termination
			following Change of
			Control other than
	Termination by		for death,	Termination
	Company without	Termination by	Disability or	following Change of
	Cause or by	Company with Cause	Retirement, without	Control With
	Executive with Good	or by Executive	Cause, or with Good	Cause or without
	Reason	without Good Reason	Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)

Severance	705,826	—	884,333 (2)	—	—	—	—
Accelerated vesting of stock options	—	—	—	—	—	—	—
Accelerated vesting of restricted stock	—	—	122,592	—	122,592	122,592	122,592
Non-qualified deferred compensation plan (1)	44,276	44,276	44,276	44,276	44,276	44,276	44,276
Post-termination health insurance	14,385	—	21,577	—	—	—	—

Total	764,487	44,276	1,072,778	44,276	166,868	166,868	166,868

(1)	On January 15, 2009, Mr. Hyatt’s entire vested account balance was distributed to him pursuant to his distribution elections under IRS 409(A) transition relief.

(2)	Under his employment agreement, Mr. Hyatt is entitled to (a) 150% of the average of his base salary during the three calendar years preceding the change of control and (b) 150% of his highest bonus compensation for any of the three calendar years preceding the change of control.
Jeffrey D. Warne

			Termination following
			Change of Control
	Termination by	Termination by	other than for death,	Termination
	Company without	Company with	Disability or	following Change of
	Cause or by	Cause or by	Retirement, without	Control With
	Executive with Good	Executive without	Cause, or with Good	Cause or without
	Reason	Good Reason	Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)

Severance	758,625	—	1,086,809 (1)	—	—	—	—
Accelerated vesting of stock options	—	—	—	—	—	—	—
Accelerated vesting of restricted stock	—	—	120,948	—	120,948	120,948	120,948
Non-qualified deferred compensation plan	109,818	109,818	128,589	128,589	128,589	109,818	109,818
Post-termination health insurance	12,279	—	18,419	—	—	—	—

Total	880,722	109,818	1,354,765	128,589	249,537	230,766	230,766

(1)	Under his employment agreement, Mr. Warne is entitled to (a) 150% of the average of his base salary during the three calendar years preceding the change of control and (b) 150% of his highest bonus compensation for any of the three calendar years preceding the change of control.

     John R. Grady

			Termination following
			Change of Control
	Termination by	Termination by	other than for death,	Termination
	Company without	Company with	Disability or	following Change of
	Cause or by	Cause or by	Retirement, without	Control With
	Executive with	Executive without	Cause, or with Good	Cause or without
	Good Reason	Good Reason	Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)

Severance	571,200	—	769,846 (2)	—	—	—	—
Accelerated vesting of stock options	—	—	—	—	—	—	—
Accelerated vesting of restricted stock	—	—	83,802	—	83,802	83,802	83,802
Non-qualified deferred compensation plan (1)	229,493	229,493	229,493	229,493	229,493	229,493	229,493
Post-termination health insurance	15,945	—	23,918	—	—	—	—

Total	816,638	229,493	1,107,059	229,493	313,295	313,295	313,295

(1)	On January 15, 2009, Mr. Grady’s entire vested account balance was distributed to him pursuant to his distribution elections under IRS 409(A) transition relief.

(2)	Under his employment agreement, Mr. Grady is entitled to (a) 150% of the average of his base salary during the three calendar years preceding the change of control and (b) 150% of his highest bonus compensation for any of the three calendar years preceding the change of control.
Lawrence D. Taylor

			Termination following
			Change of Control
	Termination by	Termination by	other than for death,	Termination
	Company without	Company with	Disability or	following Change of
	Cause or by	Cause or by	Retirement, without	Control With
	Executive with	Executive without	Cause, or with Good	Cause or without
	Good Reason	Good Reason	Reason	Good Reason	Death	Disability	Retirement
Compensation	($)	($)	($)	($)	($)	($)	($)

Severance	479,360	—	546,320 (2)	—	—	—	—
Accelerated vesting of stock options	—	—	—	—	—	—	—
Accelerated vesting of restricted stock	—	—	60,317	—	60,317	60,317	60,317
Non-qualified deferred compensation plan(1)	85,722	85,722	95,543	95,543	95,543	85,722	85,722
Post-termination health insurance	9,131	—	13,697	—	—	—	—

Total	574,213	85,722	715,877	95,543	155,860	146,039	146,039

(1)	On February 17, 2009, Mr. Taylor’s entire vested account balance was distributed to him pursuant to his distribution elections under IRS 409(A) transition relief.

(2)	Under his employment agreement, Mr. Taylor is entitled to (a) 150% of the average of his base salary during the three calendar years preceding the change of control and (b) 150% of his highest bonus compensation for any of the three calendar years preceding the change of control.

Compensation Committee Interlocks
     During fiscal year 2008, the compensation and human resources committee of the board of directors was composed of Messrs. Ajdler, Reiss, Spiva and Tidwell, and Ms. Zeitlin. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, there are no relationships among the company’s executive officers, members of the compensation and human resources committee or entities whose executives serve on the board of directors or the compensation and human resources committee that require disclosure under applicable Securities and Exchange Commission regulations.
Compensation and Human Resources Committee Report
     The compensation and human resources committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Arnaud Ajdler      Richard Reiss, Jr.       G. Nicholas Spiva       H. Steve Tidwell       Shirley A. Zeitlin

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED CHARTER TO PROVIDE FOR
MAJORITY VOTING FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS
     On March 12, 2009, the board of directors approved an amendment to the company’s Restated Charter to provide for majority voting for the election of directors in uncontested elections. The company’s Restated Charter is currently silent as to the voting standard which will apply in elections of directors. Therefore, under Tennessee law, the company’s directors are currently elected by a plurality of votes cast in the election of directors.
     The amendment would require a director nominee in an uncontested election of directors to receive a majority of votes cast for the director nominee to be elected. Under this provision, shareholders could cast votes “for” or “against” a nominee’s election. Shareholders would also be entitled to abstain from voting with respect to the election of a nominee, and such abstentions (like broker non-votes) would have no effect in determining whether the required affirmative majority vote has been obtained.
     In a contested election the nominees receiving the greatest number of votes “for” election, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes will not count as votes either “for” or “against” a nominee. An election is “contested” if (i) the number of director nominees exceeds the number of directors to be elected or (ii) a shareholder of the company has provided notice of a nominee for director in accordance with the company’s Amended and Restated Bylaws which has not been withdrawn as of the mailing of the company’s proxy statement relating to such election.
     The proposed amendment to the company’s Restated Charter also would specify that any director of the company who tenders his or her resignation will not participate in deliberations of the board of directors with respect to such resignation. As discussed more fully below, the board of directors of the company has also approved (subject to shareholder approval of this Proposal 2) an amendment to the company’s Amended and Restated Bylaws which would require an incumbent director to tender his or her resignation in the event that the director fails to receive the affirmative vote of a majority of the votes cast in an uncontested election. This proposed amendment to the Company’s Restated Charter is necessary to effectuate the director resignation policy.
     If approved by the company’s shareholders, the proposed amendments to the Restated Charter will be filed with the Secretary of State of the State of Tennessee. The majority voting standard would then apply to uncontested elections of directors beginning with the 2010 annual meeting of shareholders. The form of the Articles of Amendment to the Restated Charter is set forth as Appendix A to this proxy statement.
     The amendment to the company’s Restated Charter will be approved if votes cast in its favor exceed votes cast against it.
The board of directors recommends that you vote FOR the proposal to amend the company’s
Restated Charter to provide for majority voting in uncontested elections of directors.
     Amendment to the Company’s Bylaws
     Under the “holdover” provisions of the Tennessee Business Corporation Act, a director continues to serve in office until his or her successor is elected or until the number of directors is decreased. To address the issue of holdover directors if the proposed amendment to the Restated Charter is adopted, the board of directors has approved an amendment to the company’s Amended and Restated Bylaws. This change in our bylaws was approved by the board of directors at the same meeting as the proposed amendment to the Restated Charter, and will not take effect unless and until this Proposal 2 is approved by the company’s shareholders. The amendment to the company’s Amended and Restated Bylaws is not being voted upon by the shareholders.
     The Amended and Restated Bylaws, as amended, would require any incumbent director who is nominated but not re-elected to tender his or her resignation to the board of directors. The amendments would require the nominating and corporate governance committee to manage a process through which the full board of directors (excluding the unelected director) would decide whether or not to accept the resignation. The board of directors would be required to decide whether or not to accept the resignation within 90 days following the date of the shareholders’ meeting at which the election occurred and to make prompt public disclosure of the board of directors’ decision and rationale. If the board of directors accepts a director’s resignation, the board of directors would be able to fill the vacancy resulting from the resignation or decrease the size of the board. The board of directors would likewise be able to fill a vacant position or decrease the size of the board if a nominee who is not an incumbent director fails to receive a majority vote in an uncontested election.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE CHUX OWNERSHIP PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER
General
     Our board of directors has approved an increase in the number of shares of our common stock authorized for issuance under the CHUX Ownership Plan, as amended by 1,000,000 shares, and we are asking you to approve this increase at the 2009 annual meeting of shareholders. As of the record date on March 20, 2009, 268,926 shares of our common stock (not including the 1,000,000 shares we are asking you to approve) were available for future purchases under the CHUX Ownership Plan. The board of directors believes that the adoption of this proposal is in the best interests of the company for the reasons discussed below.
     The company believes that broad-based ownership of equity interests in the company by its employees provides a substantial motivation for superior performance by more closely aligning the economic interests of those employees with the overall performance of the company. In order to encourage ownership of the company’s common stock by its employees, the board of directors and shareholders of the company previously approved the CHUX Ownership Plan. The board of directors has recently reviewed the CHUX Ownership Plan and has concluded that the number of shares currently available for issuance under the plan is insufficient to continue providing the company’s employees with an opportunity to acquire an ownership interest in the company, and in order to provide for future participation in the plan by the company’s employees, the company should amend the CHUX Ownership Plan to increase the number of shares of our common stock authorized for issuance.
     The following paragraphs provide a summary of the material provisions of the CHUX Ownership Plan. Because the following is only a summary, it may not contain all of the information that is important to you. A copy of the CHUX Ownership Plan, as amended prior to this annual meeting of shareholders (including an amendment approved by the board of directors to limit the number of shares which can be purchased pursuant to the plan to 200,000 in any six month period) and including the proposed amendment, is set forth as Appendix B to this proxy statement.
Summary of the Material Provisions of the CHUX Ownership Plan
     As previously stated, the following is a summary of the material provisions of the CHUX Ownership Plan, as proposed to be amended. The summary is qualified in its entirety by reference to the text of the plan as set forth in Appendix B to this proxy statement.
     Eligibility and Participation; Awards Under the Plan
     Pursuant to the plan, all employees of the company and its subsidiaries (excluding executive officers of the company) on the next application date (as defined in the plan) following their date of employment may elect to deduct from their compensation an after-tax amount of not less than $5.00 and up to 15% of their base pay (as defined in the plan) each payroll period. The dollar amount deducted is credited to the participant’s contribution account (as defined in the plan). In addition, a participant is permitted to make one lump sum contribution during each plan period, as long as the total aggregate amount of salary deductions does not exceed 15% of the participant’s base pay per month on the application date multiplied by six. On the exercise date (the last trading day of each plan period), the amount deducted from each participant’s salary and any additional amounts contributed on a lump-sum basis over the course of the period will be used to purchase the maximum number of shares of common stock at a purchase price (the “exercise price”) equal to the lesser of (a) 85% of the closing market price of the shares of common stock on the exercise date; or (b) 85% of the average of the closing market price of the shares of common stock on the grant date (the first trading date of each six-month period) and the closing market price of the common stock on the exercise date for such period. On an exercise date, all options shall be automatically exercised, except for persons whose employment has terminated or who have withdrawn all contributions.
     Options granted under the plan are subject to the following limitations: (i) the maximum number of shares of common stock which may be purchased by any participant on exercise dates, within any calendar year, shall be equal to the lesser of (a) 2,500 shares of common stock or (b) common stock having a market value of $25,000, as determined based on the closing market price on the grant date for the plan period during which each share of common stock is purchased; (ii) an aggregate of 200,000 shares may be purchased under the plan within any six month period; (iii) no option may be granted to a participant who immediately after such grant would own 5% or more of the common stock of the company; and (iv) no participant may assign, transfer or otherwise alienate any options granted to the participant, except by will or the laws of descent and distribution, and such options must be exercised during the participant’s lifetime only by the participant.

     As of March 20, 2009, the company and its subsidiaries had approximately 24,450 employees who were eligible to participate in the plan. Non-employee directors of the company, holders of 5% or more of the outstanding shares of common stock and the company’s executive officers are not eligible to participate in the plan.
     Administration
     The plan is administered by a plan administrator, which is currently the compensation and human resources committee of the board of directors.
     Upon termination of a participant’s employment, the employee shall cease being a participant under the plan, and the balance of the employee’s contribution account shall be paid to the participant as soon as practical after termination. Any option granted to such a participant shall be null and void from the date of termination. Upon the death, retirement or disability of a participant, the participant, or his or her legal representative, may withdraw the balance in his or her contribution account (subject to certain timing limitations) or may have the accumulated balance used to purchase stock under the plan. Any remaining money which is insufficient to purchase a whole share will be returned to the participant or his or her legal representative.
     Adjustments
     In the case of a stock split, stock dividend, reclassification, recapitalization, merger, reorganization, or other change in the company’s structure affecting the common stock, appropriate adjustments will be made by the plan administrator, subject to direction by the board of directors, in the number of shares reserved for issuance under the plan and the calculation of the exercise price.
     Amendment
     Without the approval of the shareholders of the company, the plan may not be amended to increase the number of shares reserved under the plan (except pursuant to certain changes in the capital structure of the company). Generally, all other amendments, including termination of the plan, may be made without shareholder approval.
     Federal Income Tax Aspects
     The following is a brief summary of the Federal income tax aspects of awards made under the plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences. Each participant in the plan should consult with his or her own tax advisor to determine the particular tax effects of participation in the plan and transactions in shares received thereunder.
     A holder will not recognize income for Federal tax purposes on account of the initial discount when shares are purchased. Instead, income may be recognized when a holder disposes of his or her stock.
     If shares of stock are disposed of before a statutory holding period is met, income is recognized in an amount equal to the difference between the price paid for the shares and the market value of the shares on the date such shares were purchased. If shares are disposed of after meeting the holding period requirement, the holder receives ordinary taxable income in the calendar year of disposition equal to the lesser of (i) the original 15% discount on the shares assuming the stock had been purchased on the grant date or (ii) the excess of the fair market value of such shares of common stock on the day of disposition over the price paid for such shares. In either case, (i) if a holder’s disposition is by gift, such holder will have no further income tax consequences and (ii) in the case of a sale of such shares, the difference between the net proceeds on the date of disposition and the holder’s tax basis in such shares (including ordinary income recognized in the disposition) will be taxable as capital gain or loss.
     If an employee leaves contributions in the plan to purchase common stock after he or she retires, the tax consequences depend on whether the termination date is within three months of the exercise date. If the termination date is not more than three months prior to the exercise date, the tax consequences are as described above. However, if the termination date is more than three months prior to the exercise date, the holder is treated as exercising a non-qualified option and is taxed on the exercise date on the excess of market value of the stock on that date over the price paid.

New Plan Benefits
     No purchase rights have been granted, and no shares have been issued, on the basis of the 1,000,000 share increase, which is the subject of this proposal. Because benefits under the CHUX Ownership Plan will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the amendment to the CHUX Ownership Plan is approved by the shareholders. Non-employee directors of the company, holders of 5% or more of the outstanding shares of common stock and the company’s executive officers are not eligible to participate in the plan. However, during the fiscal year ended December 28, 2008, the following persons or groups purchased shares of common stock under the plan as follows (shares purchased with respect to the plan period ending March 31, 2008 were purchased at $9.79 per share and shares purchased with respect to the plan period ending September 30, 2008 were purchased at $7.44 per share):
CHUX Ownership Plan

Name and Position	Value ($)	Shares (#)
Executive Group	—	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	1,209,319	120,077
     If approved by the shareholders, the amendments will become effective as of April 1, 2009.
     The approval of amendments to the CHUX Ownership Plan requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting.
The board of directors recommends that you vote FOR the approval of the amendments to the CHUX Ownership Plan.
Equity Compensation Plans
     The table below sets forth the following information as of December 28, 2008 with respect to the compensation plans (including individual compensation arrangements) under which the company’s equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by the company’s security holders and (ii) all compensation plans not previously approved by the company’s security holders:
•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities remaining available for future issuance under the plans.
     In addition to options, warrants and rights, the company’s stock incentive plan allows awards to be made in the form of restricted stock or other forms of equity-based compensation. Shares of restricted stock previously issued by the company are not reflected in the table below.
     All of the company’s stock compensation plans have been approved by the company’s shareholders.

	Number of
	securities to be	Weighted average	Number of
	issued upon exercise	exercise price of	securities
	of outstanding	outstanding	remaining
	options, warrants	options, warrants	available for
Plan category	and rights	and rights	future issuance
Equity compensation plans approved by security holders	1,216,460	$18.97	1,697,319
Equity compensation plans not approved by security holders	—	$0	—
Total	1,216,460	$18.97	1,697,319

AUDIT COMMITTEE REPORT
     The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the Securities and Exchange Commission and Nasdaq Marketplace Rule 4200(a)(15). Currently, the members of the audit committee are William F. Andrews, Philip J. Hickey, Jr. and Dale W. Polley. Mr. Hickey joined the audit committee in January 2009.
     The audit committee operates under a written charter adopted by the board of directors, a copy of which is available on the “Investor Relations” section of the company’s website at www.ocharleysinc.com. The audit committee reviews the company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the company’s financial statements and financial reporting process, including assessing the effectiveness of the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of the company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of the company’s internal control over financial reporting.
     The audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. Specifically, the audit committee has reviewed and discussed with management and the auditor the audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the audit committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the company and management. The audit committee has considered whether the independent registered public accounting firm’s provision of any non-audit services to the company is compatible with the independent registered public accounting firm’s independence.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2008, for filing with the Securities and Exchange Commission.

William F. Andrews	Philip J. Hickey, Jr.	Dale W. Polley (Chair)
     The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The audit committee of the board of directors of the company has selected KPMG LLP to serve as the independent registered public accounting firm for the current fiscal year. Such firm has served as the company’s independent registered public accounting firm since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Fees Billed to the Company by KPMG LLP During 2008 and 2007
     On behalf of the company, the audit committee retained KPMG LLP to audit the company’s consolidated financial statements and its internal control over financial reporting for 2008. In connection with the audit of the company’s consolidated financial statements for fiscal 2008, the audit committee entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG LLP performed its audit services. That agreement is subject to alternative dispute resolution procedures, which the company has agreed are the sole methodologies for the resolution of any disputes, and contains an exclusion of punitive damages.
     Audit Fees. Audit fees include fees paid by the company to KPMG LLP in connection with its annual audit of the company’s consolidated financial statements and internal control over financial reporting and review of the company’s interim financial statements. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by the company’s independent registered public accounting firm. Such services include comfort letters and consents related to registration statements filed with the Securities and Exchange Commission and other capital-raising activities. The aggregate fees billed to the company by KPMG LLP for audit services rendered to the company and its subsidiaries for the years ended December 28, 2008 and December 30, 2007 were $627,900 and $542,850, respectively.
     Audit Related Fees. Audit related services include due diligence and audit services related to mergers and acquisitions, accounting consultations, employee benefit plan audits and certain attest services. KPMG LLP did not bill the company any fees for audit related services rendered to the company and its subsidiaries for the years ended December 28, 2008 and December 30, 2007.
     Tax Fees. Tax fees include corporate tax compliance and counsel and advisory services. The aggregate fees billed to the company by KPMG LLP for the tax related services rendered to the company and its subsidiaries for the years ended December 28, 2008 and December 30, 2007 were $0 and $7,500, respectively.
     All Other Fees. KPMG LLP did not bill any other fees to the company for the fiscal years ended December 28, 2008 and December 30, 2007.
     The audit committee considered these fees and concluded that the performance of these services was consistent with KPMG LLP’s independence.
     The audit committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the company. The policy requires that all services that KPMG LLP, the company’s independent auditor, may provide to the company, including audit services and permitted audit-related and non-audit services, be pre-approved by the audit committee. The audit committee approved all audit and non-audit services provided by KPMG LLP during the year ended December 28, 2008.

PROPOSAL 4: RATIFICATION OF KPMG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009
     Shareholder ratification of the selection of KPMG LLP is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG LLP to our shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the shareholders ratify the selection, the audit committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of O’Charley’s Inc. and its shareholders.
     The board of directors recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009.

CERTAIN TRANSACTIONS
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, other than the Settlement Agreement and the Second Settlement Agreement entered into between the company and Crescendo Partners, as described above under Proposal 1: Election of Directors. Crescendo Partners is the beneficial owner of more than 5% of the company’s common stock. Pursuant to the Settlement Agreement, the company agreed to reimburse Crescendo Partners for certain expenses in connection with the Settlement Agreement not to exceed $125,000 in the aggregate. Pursuant to the Second Settlement Agreement, the company agreed to reimburse Crescendo Partners for certain expenses in connection with the Second Settlement Agreement not to exceed $35,000 in the aggregate. The total amount of reimbursed expenses paid by the company pursuant to the Settlement Agreement and the Second Settlement agreement was $160,000. The full board of directors approved entering into both the Settlement Agreement and the Second Settlement Agreement.
     We have adopted a related party transaction policy, administered by our audit committee, that requires the audit committee to review and either ratify, approve or disapprove all “Interested Transactions,” subject to certain exceptions for specified “pre-approved transactions” not believed to create a material interest with respect to a “Related Party.” “Interested Transactions” are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or material indirect interest.
For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock, other than entities that hold 5% or more and do not participate on the board or receive any other rights that would indicate participation in the operations or management of the company’s business;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
     In determining whether to approve or ratify an Interested Transaction under the policy, the audit committee is to consider all relevant information and facts available to it regarding the Interested Transaction and take into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the proposed transaction. No director is to participate in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.
     In addition, the audit committee is to review and assess ongoing Interested Transactions, if any, on at least an annual basis to determine whether any such transactions remain appropriate or should be modified or terminated.
PROPOSALS OF SHAREHOLDERS
     Under the rules of the Securities and Exchange Commission, if a shareholder wants to include a proposal in our proxy statement and form of proxy for presentation at our 2010 annual meeting of shareholders, the proposal must be received by us at our principal executive offices at 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to December 9, 2009. The proposal should be sent to the attention of the Secretary of the company by certified mail, return receipt requested.

     In addition, the company’s bylaws contains advance notice provisions requiring that for shareholders to propose an item of business, or a shareholder director nomination, to be brought before and considered at the 2010 annual meeting of shareholders, such shareholder must provide notice thereof to the secretary of the company no later than December 9, 2009. A notice of a proposed item of business or shareholder director nomination must include certain information about the shareholder and the proposed item of business or nominee, as applicable, as set forth in the company’s bylaws.
PROXY SOLICITATION COSTS
     The enclosed form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the company’s regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.
DELIVERY OF SHAREHOLDER DOCUMENTS
     The rules of the Securities and Exchange Commission allow the company to send a single copy of the proxy statement and annual report to shareholders to any household at which two or more shareholders reside if the company believes the shareholders are members of the same family, unless the company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the company’s expenses. The rules apply to the company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.
     If your shares are registered in your own name and you would like to receive your own set of the company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the company’s annual disclosure documents, please contact the company’s corporate secretary by calling 1-615-256-8500 or writing to the company at O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204, Attention: Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The company will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.
     A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 may be obtained, without charge, by any shareholder to whom this proxy statement is sent, upon written request to: Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204.

APPENDIX A
ARTICLES OF AMENDMENT TO THE RESTATED CHARTER
OF
O’CHARLEY’S INC.
          Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:
1. The name of the corporation is O’Charley’s Inc.
2. The text of each amendment adopted is:
          The text of Article VII shall be replaced with the following:
          The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than twelve directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.
          A person nominated for election as a director shall be elected by the affirmative vote of a majority of the votes cast for the director nominee in person or by proxy at a meeting for the election of directors at which a quorum is present; provided that, (i) if the number of nominees to be considered at the meeting exceeds the number of directors to be elected, or (ii) if a shareholder has provided the Corporation notice of a nominee for director in accordance with the advance notice provisions of the Corporation’s Bylaws and such nomination has not been withdrawn by the date on which mailing commenced with respect to the Corporation’s proxy statement (if any) for the meeting at which the nomination would be considered, the directors shall be elected by a plurality of the votes cast in person or by proxy at the meeting at which a quorum is present. For purposes of this Article VII, a majority of the votes cast means that the number of shares voted “for” a nominee exceeds the shares voted “against” or “withheld” with respect to the nominee; abstentions and broker non-votes shall not be deemed to be votes cast for purposes of tabulating the vote.
          Prior to the annual meeting of shareholders in 2008, the directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each director elected or appointed to fill a vacancy prior to the annual meeting of shareholders in 2008, shall serve for the full term to which such director was elected or appointed. Following the expiration of the term of the Class III directors in 2008, the Class I directors in 2009 and the Class II directors in 2010, the directors in each such class shall be elected for a term expiring at the next annual meeting of shareholders and until their successors are elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Commencing with the annual meeting of shareholders in 2010, the classification of the Board of Directors shall be eliminated, and all directors shall be elected at each annual meeting of shareholders for terms expiring at the next annual meeting of shareholders.
          Each director shall hold office for the term for which the director is elected or appointed and until the director’s successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
          Any director may be removed from office but only for cause by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote for the election of directors. Any director who tenders his or her resignation shall not participate in any deliberations by the Board of Directors, or any committee thereof, relating to such director’s tendered resignation.
          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Charter applicable thereto. In the event of a vacancy among the directors so elected by the holders of preferred stock, the remaining directors elected by such holders of preferred stock may fill the vacancy for the unexpired term.

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3. The amendment was duly adopted on May 13, 2009 by the shareholders of the corporation.
May 13, 2009

O’CHARLEY’S INC.

By: Lawrence E. Hyatt
Title: Interim President and Chief Executive Officer, Chief Financial Officer and Treasurer

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APPENDIX B
CHUX OWNERSHIP PLAN
Article I
INTRODUCTION
1.1 Restatement of Plan
     O’Charley’s Inc., a Tennessee corporation (“O’Charley’s”) with principal offices located in Nashville, Tennessee, hereby amends and restates the following employee stock purchase plan for its eligible employees, effective on April 1, 2009, except as otherwise expressly provided herein. This Plan, known as the CHUX Ownership Plan, was originally effective October 1, 1993 in accordance with a document executed August 10, 1993.
1.2 Purpose
     The purpose of this Plan is to provide an opportunity for eligible employees of the Employer to become shareholders in O’Charley’s. It is believed that broad-based employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Employer and to the mutual benefit of its employees and shareholders.
1.3 Qualification
     This Plan is intended to be an employee stock purchase plan which qualifies for favorable Federal income tax treatment under Section 423 of the Code and is intended to comply with the provisions thereof. All Employees granted options to purchase Stock under the Plan have the same rights and privileges with respect to such options.
1.4 Rule 16b-3 Compliance
     This Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, and should be interpreted in accordance therewith.
Article II
DEFINITIONS
     As used herein, the following words and phrases shall have the meanings specified below:
2.1 Board of Directors: The Board of Directors of O’Charley’s Inc.

2.2 Closing Market Price: The last sale price of the Stock as reported in the NASDAQ National Market System on the date specified; or if no sales occurred on such day, the last sale price of the Stock reported on the most recent date preceding the date specified in which a sale of such Stock occurred; but if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on the NASDAQ’s National Market System, the market value of the Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.
2.3 Code: The Internal Revenue Code of 1986, as amended from time to time.
2.4 Commencement Date: The first day of each Plan Period.
2.5 Contribution Account: The account established on behalf of a Participant to which shall be credited the amount of the Participant’s contribution, pursuant to Article V.
2.6 Effective Date:  April 1, 2009.
2.7 Employee: Each employee of the Employer.
2.8 Employer: O’Charley’s Inc. and any corporation (i) which is a Subsidiary of O’Charley’s Inc., (ii) which is authorized by the Board of Directors to adopt this Plan with respect to its Employees, and (iii) which adopts this Plan. The term “Employer” shall include any corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided that the surviving or transferee corporation would qualify as a subsidiary under Section 2.19 hereof and that such corporation does not affirmatively disavow this Plan.
2.9 Exercise Date: The last trading date of each Plan Period on the NASDAQ National Market System.
2.10 Exercise Price: The price per share of the Stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.
2.11 Five-Percent Shareholder: An Employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock of O’Charley’s or any Subsidiary thereof. In determining this five percent test, shares of stock which the Employee may purchase under outstanding options, as well as stock attributed to the Employee under Section 424(d) of the Code, shall be treated as stock owned by the Employee in the numerator, but shares of stock which may be issued under options shall not be counted in the total of outstanding shares in the denominator.
2.12 Grant Date: The first trading date of the Plan Period on the NASDAQ National Market System.
2.13 NASDAQ: The National Association of Securities Dealers Automated Quotation System.

2.14 Participant: Any Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan.
2.15 Plan: CHUX Ownership Plan.
2.16 Plan Administrator: The committee composed of one or more individuals to whom authority is delegated by the Board of Directors to administer the Plan. The initial committee shall be the Compensation Committee of the Board of Directors.
2.17 Plan Period: Successive periods of six (6) months (i) commencing on April 1 and ending on September 30 and (ii) commencing on October 1 and ending on March 31.
2.18 Stock: Those shares of common stock of O’Charley’s which are reserved pursuant to Section 6.1 for issuance upon the exercise of options granted under this Plan.
2.19 Subsidiary: Any corporation (other than O’Charley’s) in an unbroken chain of corporations beginning with O’Charley’s if, at the time of the granting of the option, each of the corporations other than the last corporation in the chain owns stock possessing fifty percent (50%) or more of the combined voting power of all classes of stock in one of the other corporations in such chain.
Article III
SHAREHOLDER APPROVAL
3.1 Shareholder Approval Required
     Without the approval of the shareholders of O’Charley’s, no amendment to this Plan shall increase the number of shares reserved under the Plan, other than as provided in Section 10.3. Approval by shareholders must: (i) occur within one year of such amendment or such amendment shall be void ab initio; (ii) comply with applicable provisions of the corporate charter and bylaws of O’Charley’s; and (iii) comply with Tennessee law prescribing the method and degree of shareholder approval required for issuance of corporate stock or options.
Article IV
ELIGIBILITY AND PARTICIPATION
4.1 Conditions
     Each Employee shall be eligible to become a Participant on the Commencement Date next following the date of his employment. No Employee who is a Five-Percent Shareholder or an “insider” within the meaning of Section 16 of the Securities Exchange Act of 1934 shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be granted an option to purchase Stock under the Plan.
4.2 Application for Participation
     Each Employee who becomes eligible to participate shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder, he shall complete such form and file it with his Employer no later than seven (7) days prior to the next Commencement Date. The completed enrollment form shall indicate the amount of Employee contributions authorized by the Employee. If no new enrollment form is filed by a Participant in advance of any Plan Period after the initial Plan Period, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to the limit of 15% of base pay). If any Employee does not elect to participate in any given Plan Period, he may elect to participate on any future Commencement Date so long as he continues to meet the eligibility requirements.
4.3 Date of Participation
     All Employees who elect to participate shall be enrolled in the Plan commencing with the first pay date after the Commencement Date following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.
Article V
CONTRIBUTION ACCOUNT
5.1 Employee Contributions
     The enrollment form signed by each Participant shall authorize the Employer to deduct from the Participant’s compensation an after-tax amount during each payroll period not less than five dollars ($5.00) nor more than an amount which is fifteen percent (15%) of the Participant’s base pay on the Commencement Date. The term “base pay” means monthly wages and salary and average monthly tips, but not overtime or bonuses. A Participant’s Base Pay shall be determined before subtracting any elective deferrals to a qualified plan under Section 401(k) of the Code, salary reduction contributions to a cafeteria plan under Section 125 of the Code or elective deferrals to a nonqualified deferred compensation plan. The dollar amount deducted each payday shall be credited to the Participant’s Contribution Account. Participant contributions will not be permitted to commence at any time during the Plan Period other than on a Commencement Date. No interest will accrue on any contributions or on the balance in a Participant’s Contribution Account.

5.2 Modification of Contribution Rate
     No change shall be permitted in a Participant’s amount of withholding except upon a Commencement Date, and then only if the Participant re-enrolls at least ten (10) days in advance of the Commencement Date designating the desired withholding rate. Notwithstanding the foregoing, a Participant may notify the Employer at any time (except during the periods from March 22 through March 31 and September 21 through September 30) that he wishes to discontinue his contributions. This notice shall be in such manner as provided by the Employer and shall become effective as of a date provided not more than thirty (30) days following its receipt by the Employer. The Participant shall become eligible to recommence contributions on the next Commencement Date.
5.3 Withdrawal of Contributions
     A Participant may elect to withdraw the balance of his Contribution Account at any time during the Plan Period prior to the Exercise Date (except during the periods from March 22 through March 31 and September 21 through September 30). The option granted to a Participant shall be canceled upon his withdrawal of the balance in his Contribution Account. This election to withdraw must be in such manner as provided by the Employer. If contributions are withdrawn pursuant to this Section 5.3, further contributions during that Plan Period will be discontinued in the same manner as provided in Section 5.2, and the Participant shall become eligible to recommence contributions on the next Commencement Date.
5.4 Lump Sum Contributions
     Subject to the limitations described in Section 5.5, a Participant who has not discontinued his contributions pursuant to Section 5.2 or elected to withdraw his contributions pursuant to Section 5.3 may make no more than one (1) lump sum contribution during each Plan Period. These lump sum contributions shall be paid by check by the Participant, delivered at least ten (10) days prior to the last day of the Plan Period and shall be credited to the Participant’s Contribution Account.
5.5 Limitations on Contributions
     During each Plan Period, the total contributions by a Participant to his Contribution Account (including both contributions by payroll deduction pursuant to Section 5.1 and lump sum contributions pursuant to Section 5.4) shall not exceed fifteen percent (15%) of the Participant’s base pay per month on the Commencement Date multiplied by six (6) months. If a Participant’s total contributions should exceed this limit, the excess shall be returned to the Participant without interest.

Article VI
ISSUANCE AND EXERCISE OF OPTIONS
6.1 Reserved Shares of Stock
     Effective, April 1, 2009, O’Charley’s shall increase the amount of shares of Stock reserved for issuance upon exercise of the options granted under the Plan from one million three hundred fifty thousand shares of Stock (1,350,000), including previously issued shares, to two million three hundred fifty thousand (2,350,000) shares of Stock (a one million (1,000,000) share increase).
6.2 Issuance of Options
     On the Grant Date each Participant shall be deemed to receive an option to purchase Stock with the number of shares and Exercise Price determined as provided in this Article VI, subject to the limits specified in Section 6.6. All such options shall be automatically exercised on the following Exercise Date, subject to the limits specified in Section 6.6, except for options which are canceled when a Participant withdraws the balance of his Contribution Account or which are otherwise terminated under the provisions of this Plan.
6.3 Determination of Exercise Price
     The Exercise Price of the options granted under this Plan for any Plan Period shall be the lesser of
(i) eighty-five percent (85%) of the Closing Market Price of the Stock on the Exercise Date, or
(ii) eighty-five percent (85%) of the average of the Closing Market Price of the Stock on the Grant Date and the Closing Market Price of the Stock on the Exercise Date.
6.4 Purchase of Stock
     On an Exercise Date, all options shall be automatically exercised, except that the options of a Participant who has terminated employment pursuant to Section 7.1 or who has withdrawn all his contributions shall expire. The Contribution Account of each Participant shall be used to purchase the maximum number of whole shares of Stock, subject to the limits specified in Section 6.6, determined by dividing the Exercise Price into the balance of the Participant’s Contribution Account. Any money remaining in a Participant’s Contribution Account representing a fractional share shall remain in his Contribution Account to be used in the next Plan Period along with new contributions in the next Plan Period; provided, however, that if the Participant does not enroll for the next Plan Period, the balance remaining shall be returned to him in cash.

6.5 Terms of Options
     Options granted under this Plan shall be subject to such amendment or modification as the Employer shall deem necessary to comply with any applicable law or regulation, including but not limited to Section 423 of the Code, and shall contain such other provisions as the Employer shall from time to time approve and deem necessary; provided, however, that any such provisions shall comply with Section 423 of the Code.
6.6 Limitations on Options
     The options granted hereunder are subject to the following limitations:
(a) The maximum number of shares of Stock which may be purchased by any Participant on Exercise Dates within any calendar year shall be equal to the lesser of
(i) two thousand five hundred (2,500) shares, or
(ii) the number of shares of Stock having a market value of twenty-five thousand dollars ($25,000.00), as determined based on the Closing Market Price on the Grant Date for the Plan Period during which each such share of Stock is purchased, as provided in Section 423(b)(8) of the Code.
The maximum number of shares as determined above shall be adjusted upon the occurrence of an event described in Section 10.3.
(b) No option may be granted to a Participant if the Participant immediately after the option is granted would be a Five-Percent Shareholder.
(c) No Participant may assign, transfer or otherwise alienate any options granted to him under this Plan, otherwise than by will or the laws of descent and distribution, and such options must be exercised during the Participant’s lifetime only by him.
(d) Notwithstanding anything to the contrary contained herein, the maximum number of shares of Stock which may be purchased by all Participants in the aggregate during any Plan Period may not exceed 200,000 shares of Stock (the “Aggregate Share Cap”). If the total number of shares of Stock which are to be purchased under option by all Participants on an Exercise Date exceeds the Aggregate Share Cap, a pro rata allocation of the shares of Stock available for issuance which do not exceed the Aggregate Share Cap will be made among the Participants in proportion to their respective Contribution Account balances on the Exercise Date. So long as all other Participants in a current Plan Period are permitted to make direct payments toward the purchase of shares of Stock under a subsequent Plan Period in an amount equal to the excess of (a) the greatest amount that any Participant is permitted to carry forward from an earlier Plan Period over (b) the amount, if any, that any Participant will carry forward from an earlier Plan Period (the “Subsequent Direct Contribution Requirement”), any money remaining in a Participant’s Contribution Account on the Exercise Date due to the Aggregate Share Cap shall remain in the Participant’s Contribution Account to be used in the next Plan

Period along with contributions in the next Plan Period. However, if (i) a Participant does not enroll for the next Plan Period, or (ii) if the Subsequent Direct Contribution Requirement is not met, any balance remaining in a Participant’s Contribution Account due to the Aggregate Share Cap shall be returned to the Participant in cash, without interest.
6.7 Pro-Rata Reduction of Optioned Stock
     If the total number of shares of Stock to be purchased under option by all Participants on an Exercise Date exceeds the number of shares of Stock remaining authorized for issuance under Section 6.1, a pro-rata allocation of the shares of Stock available for issuance will be made among Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants, without interest.
6.8 State Securities Laws
     Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue shares of Stock to any Participant if to do so would violate any State securities law applicable to the sale of Stock to such Participant. In the event that the Company refrains from issuing shares of Stock to any Participant in reliance on this Section, the Company shall return to such Participant the amount in such Participant’s Contribution Account that would otherwise have been applied to the purchase of Stock.
Article VII
TERMINATION OF PARTICIPATION
7.1 Termination of Employment
     Any Employee whose employment with the Employer is terminated during the Plan Period for any reason except death, disability or retirement at or after age 65 shall cease being a Participant immediately. The balance of that Participant’s Contribution Account shall be paid to such Participant as soon as practical after his termination. The option granted to such Participant shall be null and void.
7.2 Death
     If a Participant should die while employed by the Employer, no further contributions on behalf of the deceased Participant shall be made. The legal representative of the deceased Participant may elect to withdraw the balance in said Participant’s Contribution Account by notifying the Employer in such manner as provided by the Employer prior to the Exercise Date in the Plan Period during which the Participant died (except during the periods from March 22 through March 31 and September 21 through September 30). In the event no election to withdraw is made on or before the March 21 or September 20 preceding the Exercise Date, the balance accumulated in the deceased Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4. Any money remaining which is insufficient to purchase a whole share shall be paid to the legal representative.
7.3 Retirement
     If a Participant should retire from the employment of the Employer at or after attaining age 65, no further contributions on behalf of the retired Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in such manner as provided by the Employer prior to the Exercise Date in the Plan Period during which the Participant retired (except during the periods from March 22 through March 31 and September 21 through September 30). In the event no election to withdraw is made on or before the March 21 or September 20 preceding the Exercise Date, the balance accumulated in the retired Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4, and any money remaining which is insufficient to purchase a whole share shall be paid to the retired Participant.
7.4 Disability
     If a Participant should terminate employment with the Employer on account of disability, as determined by reference to the definition of “disability” in the Employer’s long-term disability plan, no further contributions on behalf of the disabled Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in such manner as provided by the Employer prior to the Exercise Date in the Plan Period during which the Participant became disabled (except during the periods from March 22 through March 31 and September 21 through September 30). In the event no election to withdraw is made on or before the March 21 or September 20 preceding the Exercise Date, the balance accumulated in the disabled Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4, and any money remaining which is insufficient to purchase a whole share shall be paid to the disabled Participant.
Article VIII
OWNERSHIP OF STOCK
8.1 Stock Certificates
     As soon as practical after the Exercise Date, the Plan Administrator will, in its sole discretion, either credit a share account maintained for the benefit of each Participant or issue certificates to each Participant for the number of shares of Stock purchased under the Plan by such Participant during a Plan Period. Such determination by the Plan Administrator shall apply equally to all shares of Stock purchased during the Plan Period. Certificates may be issued, at the request of a Participant, in the name of the Participant, jointly in the name of the Participant and a member of the Participant’s family, to the Participant as custodian for the Participant’s child under the Gift to Minors Act, or to the legal representative of a deceased Participant.

8.2 Premature Sale of Stock
     If a Participant (or former Participant) sells or otherwise disposes of any shares of Stock obtained under this Plan
(i) prior to two (2) years after the Grant Date of the option under which such shares were obtained, or
(ii) prior to one (1) year after the Exercise Date on which such shares were obtained, that Participant (or former Participant) must notify the Employer immediately in writing concerning such disposition.
8.3 Restrictions on Sale
     The Plan Administrator may, in its sole discretion, place restrictions on the sale or transfer of shares of Stock purchased under the Plan during any Plan Period by notice to all Participants of the nature of such restrictions given in advance of the Commencement Date of such Plan Period. The restrictions may prevent the sale, transfer or other disposition of any shares of Stock purchased during the Plan Period for a period of up to two years from the Grant Date, subject to such exceptions as the Plan Administrator may determine (e.g., termination of employment with the Employer). If certificates are issued pursuant to Section 8.1 for shares that are restricted, the certificates shall contain an appropriate legend disclosing the nature and duration of the restriction. Any such restrictions and exceptions determined by the Plan Administrator shall be applicable equally to all shares of Stock purchased during the Plan Period for which the restrictions are first applicable. In addition, such restrictions and exceptions shall remain applicable during subsequent Plan Periods unless otherwise determined by the Plan Administrator. If the Plan Administrator should change or eliminate the restrictions for a subsequent Plan Period, notice of such action shall be given to all Participants.
8.4 Transfer of Ownership
     A Participant who purchases shares of Stock under this Plan shall be transferred at such time substantially all of the rights of ownership of such shares of Stock in accordance with Section 1.421-1(f) of the Treasury Regulations as in effect on the Effective Date. Such rights of ownership shall include the right to vote, the right to receive declared dividends, the right to share in the assets of the Employer in the event of liquidation, the right to inspect the Employer’s books and the right to pledge or sell such Stock subject to the restrictions in the Plan.

Article IX
ADMINISTRATION AND AMENDMENT
9.1 Administration
     The Plan Administrator shall (i) administer the Plan and keep records of the Contribution Account balance of each Participant, (ii) interpret the Plan, and (iii) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, and all other matters of administration. The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties, and may delegate any or all of the foregoing duties to any individual or individuals (including officers or other Employees who are Participants). The Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.
9.2 Amendment
     The Board of Directors of the Employer may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall become null and void and the balance in each Participant’s Contribution Account shall be paid to that Participant. Notwithstanding the foregoing, no amendment of the Plan as described in Section 3.1 shall become effective until and unless such amendment is approved by the shareholders of O’Charley’s.
Article X
MISCELLANEOUS
10.1 Expenses
     The Employer will pay all expenses of administering this Plan that may arise in connection with the Plan.
10.2 No Contract of Employment
     Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any Employee or to be an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.

10.3 Adjustment Upon Changes in Stock
     The aggregate number of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors) in an equitable manner to reflect changes in the capitalization of O’Charley’s, including, but not limited to, such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any adjustment under this Section 10.3 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares available under the Plan and the number of shares covered under any options granted pursuant to the Plan shall be the next lower number of shares, rounding all fractions downward.
10.4 Employer’s Rights
     The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.
10.5 Limit on Liability
     No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of O’Charley’s or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of any and all rights and claims against O’Charley’s, an Employer, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Section 10.5, of any right which is not susceptible to advance waiver under applicable law.
10.6 Gender and Number
     For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.
10.7 Governing Law
     The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of

Tennessee, except that the Plan shall be construed to the maximum extent possible to comply with Section 423 of the Code and the Treasury regulations promulgated thereunder.
10.8 Headings
     Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.
10.9 Severability
     If any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall be deemed inapplicable and omitted, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law.
     IN WITNESS WHEREOF, the Employer has adopted this amended and restated Plan effective April 1, 2009.

O’CHARLEY’S INC.

By:	/s/ Lawrence E. Hyatt

O’CHARLEY’S INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     This Proxy is solicited on behalf of the Board of Directors of O’Charley’s Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Wednesday, May 13, 2009.
     The undersigned hereby appoints Colin M. Daly, Lawrence E. Hyatt, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of the Company held of record by the undersigned on March 20, 2009, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Wednesday, May 13, 2009, at the Company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.
(Continued and to be signed on the reverse side)

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
-OR-
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
     The Board of Directors recommends a vote FOR Proposals 1 and 2.
1.	To elect the following nominees as directors to serve until the 2010 annual meeting of shareholders and until their successors are elected and qualified:
Arnaud Ajdler, Philip J. Hickey, Jr., Gregory Monahan, Dale W. Polley, Richard Reiss, Jr., Robert J. Walker and Shirley A. Zeitlin

☐ FOR all nominees listed above (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees
(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	Proposal to approve an amendment to the company’s Restated Charter to provide for majority voting for the election of directors;
                          ☐  For                      ☐  Against                       ☐  Abstain
3.	Proposal to approve an amendment to the CHUX Ownership Plan to increase the number of shares of common stock authorized for issuance thereunder;
                          ☐  For                      ☐  Against                       ☐   Abstain
4.	Proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2009.
                          ☐   For                      ☐ Against                       ☐   Abstain
5.	In their discretion, the proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.